UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Great Plains Energy Incorporated
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GREAT PLAINS ENERGY INCORPORATED
ONE KANSAS CITY PLACE
1200 MAIN STREET
KANSAS CITY, MISSOURI 64105
March 26, 2015
Dear Shareholder:
We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 5, 2015, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, no later than Friday, April 24, 2015.
At this meeting, you will be asked to:
1.    Elect the Company’s ten nominees as directors;

2.	Vote on an advisory resolution approving the 2014 executive compensation as disclosed in the proxy statement (a “say on pay resolution”);

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2015;

4.	Consider a shareholder proposal requesting adoption of emissions reduction goals and a report on carbon reduction, if presented at the meeting by the proponents; and

5.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.
The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.
We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Terry Bassham Chairman of the Board, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2015:
This proxy statement and our 2014 Annual Report are available at https://materials.proxyvote.com/391164

Great Plains Energy Incorporated

1200 Main Street
Kansas City, Missouri 64105

Baltimore
11th Street
Broadway
Baltimore
Main
Walnut
Grand
McGee
12th Street
One Kansas City Place
1200 Main
first floor lobby
N
13th Street
Sprint Center
14th Street

LEGEND

One-way East
One-way West
Two-way North & South

*Complimentary parking is available in the parking garage entering from Baltimore as indicated by the * on the map.*

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GREAT PLAINS ENERGY INCORPORATED
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 5, 2015
Time:	10:00 a.m. (Central Daylight Time)
Place:	Great Plains Energy Incorporated One Kansas City Place 1200 Main Street Kansas City, Missouri 64105
PROXY STATEMENT
This proxy statement and accompanying proxy card are being mailed, beginning March 26, 2015, to holders of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2015 Annual Meeting of Shareholders (“Annual Meeting”). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.
In this proxy statement, we refer to Great Plains Energy Incorporated as “we,” “us,” “Company,” or “Great Plains Energy,” unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2015:
This proxy statement and our 2014 Annual Report are available at https://materials.proxyvote.com/391164

ABOUT THE MEETING
Why did you provide me this proxy statement?
We provided you this proxy statement because you are a holder of our common stock and our Board is soliciting your proxy to vote at the Annual Meeting. As permitted by the Securities and Exchange Commission (“SEC”) rules, we have mailed to many of our registered and beneficial shareholders a notice regarding the availability of proxy materials (the “Notice”) and elected to provide them access to this proxy statement and our 2014 Annual Report to Shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access via the internet the proxy statement and 2014 Annual Report to Shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to those who do not request them.
For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see “Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?” on page 7.
What will I be voting on?
At the Annual Meeting, you will be voting on:

•	The election of ten directors to our Board;

•	An advisory (non-binding) resolution approving the 2014 executive compensation as disclosed in the proxy statement (a “say on pay resolution”);

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) to be our independent registered public accounting firm in 2015; and

•	A shareholder proposal requesting adoption of emissions reduction goals and a report on carbon reduction, if presented at the meeting by proponents.
How does the Board recommend that I vote on these matters?
The Board recommends that you vote FOR each director nominee, FOR the say on pay resolution, FOR the ratification of the appointment of Deloitte & Touche, and AGAINST the shareholder proposal.
Who is entitled to vote on these matters?
You are entitled to vote if you owned our common stock as of the close of business on February 24, 2015 (also referred to as the Record Date). On that day, approximately 154,196,171 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.
Business cannot be conducted at the Annual Meeting unless a quorum is present. In order to have a quorum, a majority of the shares of common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If there are not sufficient votes in attendance at the Annual Meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum.

Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.
Is cumulative voting allowed?
Cumulative voting is allowed only with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees. To exercise your cumulative voting rights, you must call 1-800-690-6903, or vote in person at the Annual Meeting.
How many votes are needed to elect the director nominees?
The ten director nominees receiving the highest number of FOR votes will be elected. However, pursuant to our Corporate Governance Guidelines, in any uncontested director election, any director nominee who receives a greater number of votes from his or her election withheld than voted “FOR” will be required to promptly tender his or her resignation for consideration by the Board. Within 90 days after certification of the election results, the Board will decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation. Aside from this resignation requirement, withholding authority to vote for some or all of the director nominees will have no effect on the election of directors. Abstentions will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I don’t provide instructions?” on page 6.
How many votes are needed to approve the say on pay resolution?
The say on pay resolution is advisory and is not binding on the Company or the Board. The Board and the Compensation and Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required (on a non-binding advisory basis) to approve the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I don’t provide instructions?” on page 6.
How many votes are needed to ratify the appointment of Deloitte & Touche?
Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I don’t provide instructions?” on page 6.
How many votes are required to approve the shareholder proposal?
The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the shareholder proposal. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Please see “Will my shares held in street name be voted if I don’t provide instructions?” on page 6.
Who is allowed to attend the Annual Meeting?
If you own our shares as of the record date, you are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.
May I ask questions at the Annual Meeting?
Yes. We expect that all of our directors, executive officers, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions. We also expect that a representative of the shareholder proponents will be present at the Annual Meeting.
Can I bring up matters at an Annual Meeting other than through the proxy statement?
If you intend to bring up a matter at an annual shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, the shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.
For example, if our 2016 annual meeting is held on May 3, 2016, you must deliver notice of a proposal to us no earlier than February 3, 2016 and no later than March 4, 2016 in order to bring it up at the meeting. The notice must contain the information required by our By-laws.
How can I propose someone to be a nominee for election to the Board?
The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process in the “Director Nominating Process” section on page 8.
Our By-laws require shareholders seeking to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of an annual shareholder meeting. If we give shareholders less than 70 days’ notice of an annual shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.
When will next year’s annual meeting be held?
Our current By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May, which would be on May 3, 2016, unless changed by a resolution of the Board.

How can I submit a proposal to be included in next year’s proxy statement?
To be considered for inclusion in our proxy statement for the 2016 annual meeting, the Company must receive notice on or before November 27, 2015. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.
ABOUT PROXIES
How can I vote at the Annual Meeting?
You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.
Is Great Plains Energy soliciting proxies for the Annual Meeting?
Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.
Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902, has been retained by us to assist in the phone solicitation of votes for a fee of $8,500, plus a charge of $6.50 per holder for telephone solicitations (estimated to be $12,000 in the aggregate) and reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.
How do I vote by proxy before the Annual Meeting?
We furnished the proxy materials, including the proxy card, to our registered and beneficial shareholders holding more than 500 shares and to shareholders who voted in the last annual meeting, unless the Company was previously notified not to mail proxy materials. These shareholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone or internet. To vote by mail, these shareholders should simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, these shareholders should refer to the proxy card for voting instructions. Please note that shareholders wishing to exercise their right to cumulative voting in the election of Company directors must vote in person at the Annual Meeting or by telephone by calling 1-800-690-6903.
We mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through www.proxyvote.com, or by phone after accessing this website, or by mail if they request a paper copy of the proxy materials.
In addition, this proxy statement and our 2014 Annual Report are publicly available at https://materials.proxyvote.com/391164.
If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by your broker or other nominee.
Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?
The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”) and Great Plains Energy 401(k) Savings Plan (the “401(k) Plan”) accounts, as of the close of business on February 24, 2015.
Can I change my vote or revoke my proxy?
You may revoke your proxy at any time before the close of voting by:

•	written notice to the Corporate Secretary;

•	submission of a proxy bearing a later date; or

•	casting a ballot at the Annual Meeting.
If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.
I have Company shares registered in my name, and also have Company shares in a brokerage account or in street name. How do I vote these shares?
Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.
Will my shares held in street name be voted if I don’t provide instructions?
The current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche, assuming that no contest arises, is considered a “routine” matter on which your broker can vote your shares without your instructions. The proposals relating to the election of directors, the say on pay resolution, and the shareholder proposal are not “routine” proposals and therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will be treated as “broker non-votes.” The ten director nominees receiving the highest number of “FOR” votes will be elected. Because there is no minimum vote required for the election of directors, broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. For the say on pay resolution and shareholder proposal, broker non-votes will have no effect.
Is my vote confidential?
We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

ABOUT HOUSEHOLDING
Are you “householding” for your shareholders with the same address?
Yes. Shareholders who receive printed copies of materials and share the same last name and household mailing address with multiple accounts will receive a single copy of any shareholder documents (annual report, proxy statement, prospectus or other information statement) that we send unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their bank or broker regarding combined mailings.

Great Plains Energy Incorporated Investor Relations P.O. Box 418679 Kansas City, MO 64141-9679 1-800-245-5275
Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?
Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
ELECTION OF DIRECTORS
Item 1 on the Proxy Card
The ten nominees presented have been recommended to the directors of the Board by the Governance Committee and approved by the Board to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than ten nominees.
Nominees for Directors
The following persons are nominees for election to our Board:

Terry Bassham	Thomas D. Hyde
David L. Bodde	James A. Mitchell
Randall C. Ferguson, Jr.	Ann D. Murtlow
Gary D. Forsee	John J. Sherman
Scott D. Grimes	Linda H. Talbott
The Board of Directors unanimously recommends a vote FOR each of the ten listed nominees.

Director Nominating Process
The Governance Committee administers the process of identifying potential director nominees, and evaluates and recommends director nominees to the directors of the Board. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or otherwise arise, the Governance Committee considers various potential candidates for nomination to the Board.
The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees identified by shareholders will be evaluated in the same way as nominees identified by the Governance Committee. Director nominees are selected based on their practical wisdom, mature judgment, the diversity of their backgrounds, and their financial acumen and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. Under our Corporate Governance Guidelines, the Governance Committee may also consider in its assessment the Board’s diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors such as the competency categories described in the “Director Nominee Qualifications” section below. Although the Board has not established a formal diversity policy to be used to identify director nominees, the Governance Committee and the Board believe that a diverse board of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance. Shareholders who wish to identify director nominees for consideration by the Governance Committee should write to our Governance Committee at the address provided in “Board Policy Regarding Communications” on page 20. Such submissions should comply with the information requirements set forth in our By-laws.
The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. As part of this process, written Board and committee self-assessment surveys are completed by all Board and committee members. The Chair of the Governance Committee also solicits input from Board members regarding each individual Board member’s effectiveness. Each Board committee receives and discusses the results of its self-evaluation, and the Governance Committee receives and discusses the results of the Board and all committee self-evaluations. The results are also discussed with the full Board. The Board believes that the effectiveness of Board diversity is appropriately considered through the overall evaluation of Board and committee effectiveness.
Director Nominee Qualifications
The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively. The Board combines the unique expertise and diverse perspectives of its members so that the capability of the Board exceeds the sum of the capabilities of the individual members. The Board engages in “constructive dissent” with management in order to ensure that appropriate risk assessment and mitigation plans are in place and oversees the resolution of critical issues as they arise.
The Board’s objective is to have a well-rounded and diverse membership possessing in aggregate the skill sets and core competencies needed at the Board level for the Company to achieve long-term success. The core competencies listed below have been identified as needed to deliver sustainable long-term shareholder and customer value.

In 2014, the Board, under the leadership of the Governance Committee, conducted a formal review of the set of competencies that the Board has used in recent years to evaluate and recommend director nominees. The Board concluded that the set of competencies continues to be appropriate and grouped the competencies into the following interrelated categories:

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Strategy Development. The Company’s business is focused on its regulated electric utilities. The utility industry in general, and the Company in particular, are subject to extensive and dynamic regulation and operate in a complex and evolving technological environment. The Board monitors and oversees the effective development and execution of the Company’s strategy.

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Federal and State Regulation and Compliance. The utility industry is subject to stringent compliance and regulatory requirements mandated by numerous federal and state agencies, which add significant complexity to strategy development and execution, risk management, compliance oversight and operations. The Board monitors and oversees the Company’s regulatory and compliance activities.

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Alignment of Company Culture and Compensation and Development. The Company is only as strong as its employees. To create long-term shareholder and customer value, the Company must attract, retain and develop a strong team of people. The Company’s culture and its compensation and development programs are fundamental to achieving this goal. The Board in general, and the Compensation and Development Committee in particular, oversee compensation, develop policies and practices for senior management, and monitor such policies and practices throughout the Company.

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Accounting, Finance and Investment Management. The Company is capital-intensive and access to the financial markets at reasonable cost is critical. The Board in general, and the Audit Committee in particular, monitor and oversee the Company’s investment decisions, liquidity needs, potential sources of capital, budgeting, internal and external auditing, financing plans and financial performance and reporting.

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Operational Oversight. Utility operations are technologically complex, and in many areas require very specialized skill sets. Utilities are increasingly installing integrated communications to support real-time control, information and data exchange as well as to optimize system reliability, asset utilization, and security. The Board monitors and oversees operations and infrastructure expansion projects to ensure safe, reliable and secure generation and delivery of electricity. The Board also focuses special oversight of strategic initiatives taken in response to rapidly changing market and technology opportunities.

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Marketing and End-use Technology Solutions. While the Company’s retail customers currently do not have numerous energy provider alternatives, the industry continues to change, and the ability to offer new value-added products or services will become increasingly challenging. The Board monitors and oversees the Company’s efforts to maintain a sustainable competitive advantage in providing energy products and programs that help customers better control their energy usage.

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Community and Political Relations. The Company’s retail customer service areas are fixed by the state utility commissions, and the health and growth potential of the Company are directly tied to the communities it serves. The Company also is subject to extensive regulatory requirements. The Board monitors and oversees the Company’s actions to strengthen local and regional economic development and to effectively respond to the regulatory and political processes.

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Personal Attributes. The success of the Company depends not only on the preceding expertise-based competencies, but equally on the qualities and attributes of the directors, both individually and as a group. These attributes and qualities include, among others: practical wisdom; mature judgment; the highest level of personal and professional ethics, integrity and values; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; and the courage to act constructively and independently when sound judgment dictates and/or circumstances require.
Each director nominee provided a self-evaluation against these core competencies, and the Board as a whole evaluated the contribution level of each director, using the categories of “exert thought leadership,” “contributor” and “interested questioner.” Each director was considered to “exert thought leadership” in the Personal Attributes category, as well as in several other categories noted in their individual sections below.
The following summarizes the recent business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director in light of the Company’s business and structure. The Board believes that the items noted for each nominee demonstrate the superior leadership, high performance standards, mature judgment, strategic planning capabilities, and the ability to understand and oversee the Company’s strategies, operations and management of the complex issues facing the Company.

Terry Bassham	Director since 2011
Mr. Bassham, 54, is Chairman of the Board (since May 2013), President (since May 2011) and Chief Executive Officer (since June 2012) of Great Plains Energy, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”). He served as Chief Operating Officer of Great Plains Energy, KCP&L and GMO (2011-2012). He served as Executive Vice President-Utility Operations of KCP&L and GMO (2010-2011) and Executive Vice President-Finance and Strategic Development and Chief Financial Officer of Great Plains Energy (2005-2010) and of KCP&L and GMO (2009-2010). Mr. Bassham currently serves on the board of Commerce Bancshares, Inc. (2013-present).

Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary’s University Law School in San Antonio, Texas. Mr. Bassham has extensive regulated public utility experience with over 25 years in the industry. As President and Chief Executive Officer of the Company and the former Chief Operating Officer, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Community and Political Relations competency categories.

David L. Bodde	Director since 1994
Dr. Bodde, 72, is a Professor at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He is a trustee of The Commerce Funds (1994-present). Prior to academic service, he was Vice President of the Midwest Research Institute and President of its subsidiary, MRI Ventures, Inc. Dr. Bodde served as a member of the Company’s Audit and Compensation and Development Committees during 2014. Dr. Bodde is also a director of KCP&L and GMO.

Dr. Bodde has Master of Science degrees in nuclear engineering and management from the Massachusetts Institute of Technology, and a Doctor of Business Administration degree from Harvard University. He has extensive experience in research, teaching, writing and consulting on energy policy, electric utility strategy and enterprise risk management, and technology assessment. His current work focuses on managing the risks of emerging energy technologies, especially related to electric utilities. His latest book, Chance and Intent, concerns managing the risks of innovation and entrepreneurship. His experience as a director provides valuable perspective and institutional knowledge to the Board’s discussions and actions. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Operational Oversight, and Marketing and End-use Technology Solutions competency categories.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 63, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005). Mr. Ferguson served as a member of the Company’s Audit Committee during 2014. In addition, Mr. Ferguson served on the Governance Committee from January-August 2014 and the Compensation and Development Committee from August-December 2014. Mr. Ferguson is also a director of KCP&L and GMO.

Mr. Ferguson has extensive and varied senior management leadership experience and accomplishments gained through his 30-year career at IBM and at Tshibanda & Associates. He has broad strategic experience and insight into economic growth and policy through his prior leadership position at the Greater Kansas City Chamber of Commerce. Mr. Ferguson also brings a strong focus on the Company’s community service and diversity activities. He has been recognized for his leadership and community service on numerous occasions, including recognition by The Kansas City Globe as one of Kansas City’s most influential African Americans. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Marketing and End-use Technology Solutions, and Community and Political Relations competency categories.

Gary D. Forsee	Director since 2008
Mr. Forsee, 64, was President of the four-campus University of Missouri System (2008-2011), the state’s premier public institution of higher learning. He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He also serves on the board of Ingersoll-Rand Public Limited Company (2007-present). Mr. Forsee served as a member of the Company’s Audit and Compensation and Development Committees for the full year. From May-December 2014, Mr. Forsee also served as Lead Director of the Board and as a member of the Governance Committee. Mr. Forsee is also a director of KCP&L and GMO.

Mr. Forsee has extensive and varied senior management leadership experience and accomplishments gained as President of the University of Missouri System and through his more than 35-year telecommunications career at Sprint Nextel, BellSouth Corporation, Global One, AT&T and Southwestern Bell. Mr. Forsee’s experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company, which is facing similar challenges. He is considered to “exert thought leadership” in the Strategy Development, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Marketing and End-use Technology Solutions competency categories.

Scott D. Grimes	Director since 2014
Mr. Grimes, 52, is Chief Executive Officer and Founder of Cardlytics, Inc. (2008-present), an international technology company that has pioneered card-linked marketing. Mr. Grimes previously served as Senior Vice President and General Manager, Payments (2005-2008) and as Vice President, Strategy (2003-2005) of Capital One Financial Corporation and Principal (2001-2003) at Canaan Partners. After joining the Board in August 2014 to fill a newly-created directorship, Mr. Grimes served as a member of the Company’s Audit and Governance Committees. Mr. Grimes is also a director of KCP&L and GMO.

Mr. Grimes has extensive and varied senior management leadership experience and accomplishments gained as the Chief Executive Officer at Cardlytics, Inc. and a former executive at Capital One. As an entrepreneur and strategist, Mr. Grimes brings deep insight and entrepreneurial focus to the Company’s strategic planning. He is considered to “exert thought leadership” in the Strategy Development, Accounting, Finance and Investment Management, and Marketing and End-use Technology Solutions competency categories.

Thomas D. Hyde	Director since 2011
Mr. Hyde, 66, served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde served on the board of Vail Resorts, Inc. (2006-2012). He serves as a Trustee of the University of Missouri-Kansas City (2010-present). Mr. Hyde served as a member of the Company’s Audit and Governance Committees during 2014. Mr. Hyde is also a director of KCP&L and GMO.

Mr. Hyde has extensive and varied senior management leadership experience and accomplishments gained through his career at Wal-Mart, and through such experience, he provides deep insight and understanding on corporate governance matters. Mr. Hyde graduated from the University of Kansas in 1970 with a degree in English. He received his Juris Doctor degree from the University of Missouri-Kansas City in 1975, and a Master of Business Administration degree in Finance from the University of Kansas in 1981. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, and Accounting, Finance and Investment Management competency categories.

James A. Mitchell	Director since 2002
Mr. Mitchell, 73, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a non-profit organization assisting business leaders in creating ethical and profitable cultures. He retired as the Chairman and Chief Executive Officer of IDS Life Insurance Company, a subsidiary of the American Express Company, in 1999. He also served on the board of Capella Education Company (1999-2009). Mr. Mitchell served as a member of the Company’s Compensation and Development and Governance Committees during 2014. Mr. Mitchell is also a director of KCP&L and GMO.

Mr. Mitchell has extensive and varied senior management leadership experience and accomplishments gained through his 36-year career at IDS Life Insurance Company, American Express and CIGNA, which are highly regulated businesses, as is the Company. His nationally recognized business ethics leadership provides unique value and support to the Company’s commitment to ethical business conduct. Mr. Mitchell founded the James A. and Linda R. Mitchell/American College Forum on Ethical Leadership in Financial Services. In 2008, Mr. Mitchell was named one of the “100 Most Influential People in Business Ethics” by Ethisphere. He is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, and Marketing and End-use Technology Solutions competency categories.

Ann D. Murtlow	Director since 2013
Ms. Murtlow, 54, is President and Chief Executive Officer of the United Way of Central Indiana (2013-present). Previously, she served as Principal of AM Consulting LLC (2011-2013). She served as Vice President and Group Manager of AES Corporation (1999-2011) and President, Chief Executive Officer and Director of Indianapolis Power & Light Company (IPL) and IPALCO Enterprises (2002-2011), owned by AES Corporation. Ms. Murtlow currently serves on the boards of First Internet Bancorp and its subsidiary, First Internet Bank (2013-present), and Wabash National Corporation (2013-present). She previously served on the boards of the Federal Reserve Bank of Chicago (2007-2012) and AEGIS Insurance Services, Inc. (2009-2011). Ms. Murtlow served as a member of the Company’s Audit and Governance Committees during 2014. Ms. Murtlow is also a director of KCP&L and GMO.

Ms. Murtlow has extensive and varied senior management leadership experience and accomplishments gained through her career at AES Corporation and Bechtel Corporation. Her expertise acquired at IPL and IPALCO brings deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility. Ms. Murtlow has been named a Board Leadership Fellow by the National Association of Corporate Directors. She is considered to “exert thought leadership” in the Strategy Development, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Oversight, and Community and Political Relations competency categories.

John J. Sherman	Director since 2009
Mr. Sherman, 59, is a director of Crestwood Equity GP LLC (formerly known as Inergy GP, LLC) and Crestwood Midstream GP LLC (formerly known as NRGM GP, LLC). He formerly served as the Chief Executive Officer, President and Director of NRGM GP, LLC, general partner of Inergy Midstream, L.P. (2011-2013). He also served as Founder, Chief Executive Officer and Director of Inergy GP, LLC (the general partner of Inergy, L.P.) (2001-2013) and served as President, Chief Executive Officer and a director of Inergy Holdings GP, LLC (2005-2010). Mr. Sherman served as a member of the Company’s Audit and Compensation and Development Committees in 2014. Mr. Sherman is also a director of KCP&L and GMO.

Mr. Sherman has extensive and varied senior management leadership experience, accomplishments and energy policy expertise gained through his career in the propane industry with Inergy, Dynegy, LPG Services Group (which he co-founded) and Ferrellgas. In addition to this expertise, Mr. Sherman brings a strong entrepreneurial focus to the Company’s strategic planning. He is considered to “exert thought leadership” in the Strategy Development, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, and Operational Oversight competency categories.

Linda H. Talbott	Director since 1983
Dr. Talbott, 74, is President and Chief Executive Officer of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations and non-profit organizations. She is also Chair and Director of the Center for Philanthropic Leadership. Dr. Talbott served as the Company’s Advising Director for Corporate Social Responsibility and as a member of the Company’s Compensation and Development and Governance Committees during 2014. Dr. Talbott is also a director of KCP&L and GMO.

Dr. Talbott brings unique value and insight to the direction and oversight of the Company’s community and societal activities through her consulting and leadership on philanthropy, non-profit leadership and corporate governance. Her extensive involvement with philanthropic and non-profit organizations gives her a deep understanding of local, national and international social needs and issues, and the social responsibilities of business organizations in general and the Company in particular. Her long tenure as a director also provides valuable perspective and institutional knowledge to the Board’s discussions and actions. Dr. Talbott has been named a Board Leadership Fellow by the National Association of Corporate Directors. She is considered to “exert thought leadership” in the Strategy Development, Alignment of Company Culture and Compensation and Development, Operational Oversight, Marketing and End-use Technology Solutions, and the Community and Political Relations competency categories.

CORPORATE GOVERNANCE
We are committed to the principles of good corporate governance. Lawful and ethical business conduct is required at all times from our directors, officers and employees. Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are informed of our business through written reports and documents regularly provided to them. We have described below certain key corporate governance and ethics policies and practices that we have adopted to manage the Company. We believe these policies and practices are consistent with our commitments to good corporate governance, ethical business practices and the best interests of our shareholders.
Board Attendance at Annual Meeting. All directors are expected to attend the Annual Meeting. All then-incumbent directors were present at the 2014 annual meeting.
Board Leadership Structure. The Board uses a Lead Director plus Chairman and Chief Executive Officer structure. The Board has delegated oversight, monitoring and other responsibilities to its standing committees, as described in the Company’s By-laws and in the applicable committee charters, subject to the Board’s continuing general oversight and monitoring. The chairs of the standing committees are independent members of the Board.
The Lead Director is an independent director elected annually by the independent members of the Board. The Lead Director is responsible for (i) presiding over all meetings at which the Chairman is not present, including executive sessions of the independent members of the Board; (ii) calling meetings of the independent directors and special meetings of the Board; (iii) serving as the principal liaison between the Chairman and the independent directors; (iv) approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items; (v) keeping abreast of key Company activities and advising the Chairman as to the quality and quantity of the flow of information from Company management; (vi) speaking on behalf of the Board in the Chairman’s absence to communicate to journalists, investors, analysts, investment advisors or third parties; (vii) being available for consultation and direct communications with shareholders; (viii) engaging or assisting in recommending consultants who work with and report directly to the Board; and (ix) other duties as the Board may delegate. The Lead Director is also available for discussion with individual directors regarding key issues, individual performance, or any other matters relating to enhanced Board effectiveness. In 2014, Mr. Robert H. West served as the Lead Director of the Board until his retirement on May 6, 2014. Following Mr. West’s retirement, Mr. Forsee served as the Lead Director, and Mr. Bassham, President and Chief Executive Officer, continued to serve as Chairman of the Board.
The Board believes that this structure has been and continues to be an appropriate corporate governance structure for the Company, given each role’s responsibilities and the leadership, experience and other qualities of the persons occupying these roles. As implemented by the Company, the combined Chairman of the Board and Chief Executive Officer role focuses on the accountability and responsibility of achieving the Company’s objectives, and the Lead Director role provides the independent members of the Board with effective Board leadership, oversight and monitoring of the Company and its management. The Board believes that the Chief Executive Officer is well-positioned to lead discussions regarding the Company’s strategy. Moreover, the Chief Executive Officer’s operating knowledge of the Company and regular interactions with management provide him with the ability to highlight significant issues for Board consideration.
Board Oversight of Risk Management. As described in our Corporate Governance Guidelines, the Board oversees the Company’s annual risk assessment and mitigation plans. The Board has delegated specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Governance Committee is charged with ensuring that the Board and its committees are effectively executing their respective risk governance roles. The chair of each committee reports on committee activities to the full Board following each committee meeting. Each independent member of the Board serves on at least two Board committees, and members may attend any committee meeting (except non-independent members cannot attend executive sessions). This structure facilitates broad communication, monitoring and oversight of risks at the committee level.
The full Board receives updates on significant events and the status of, and changes in, the risks and mitigation plans. In addition to these Board and committee risk management oversight processes, Company management makes presentations focusing in-depth on one or more significant risk areas and the Company’s corresponding mitigation plans and activities at each regularly scheduled Board meeting.
Meetings of the Board. The Board held six meetings in 2014. Each of our directors attended at least 91 percent of the aggregate number of meetings of the Board and committees to which he or she was assigned. The independent members of the Board also held regularly scheduled executive sessions in 2014, presided over by the Lead Director, with no members of management present.

The following table identifies the current independent Board members and the committees on which they serve:

Name	Audit	Compensation and Development	Governance
David L. Bodde	X	X
Randall C. Ferguson, Jr.	X	X
Gary D. Forsee	X	X	X
Scott D. Grimes	X		X
Thomas D. Hyde	Chair		X
James A. Mitchell		X	Chair
Ann D. Murtlow	X		X
John J. Sherman	X	Chair
Linda H. Talbott		X	X
Number of Meetings Held in 2014	6	6	5

Committees of the Board. The Board’s three standing committees are described below.
Audit Committee – oversees the auditing, accounting and financial reporting of the Company including:

•	monitoring the integrity of the Company’s financial statements including the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	reviewing the independence, qualifications and performance of the Company’s independent auditors and the Audit Services department;

•	providing an avenue of communication among the independent auditors, management, the Audit Services department and the Board; and

•	preparing all reports and other disclosures required of the Audit Committee by the SEC for inclusion in the Company’s proxy statement.
The committee’s current members are Messrs. Hyde (Chair), Ferguson, Forsee, Grimes and Sherman, Dr. Bodde and Ms. Murtlow. The Board identified Messrs. Forsee, Grimes, Hyde, Sherman and Ms. Murtlow as independent “audit committee financial experts” as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The committee held six meetings in 2014.
Compensation and Development Committee – reviews and assists the Board in overseeing compensation and development matters including:

•	discharging the Board’s delegated responsibilities relating to compensation of the Company’s officers and directors;

•	establishing an overall compensation philosophy of the Company that aligns the interests of directors and officers with the interests of the Company’s shareholders;

•	evaluating and recommending for approval by the independent members of the Board all compensation of officers, including base salaries, incentives, and other compensation and benefit programs;

•	ensuring the development of existing and emerging executive talent within the organization; and

•
reviewing and discussing preparation of the Compensation Discussion and Analysis (“CD&A”) with management and preparing the required committee report, monitoring disclosure regarding compensation matters in the Company’s SEC filings and recommending whether the CD&A should be included in the Company’s proxy statement or annual report on Form 10-K.

The committee’s current members are Messrs. Sherman (Chair), Ferguson, Forsee, Mitchell, and Drs. Bodde and Talbott. The committee held six meetings in 2014.
The processes and procedures for considering and determining executive compensation, including the committee’s authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants are described in the “Compensation Discussion and Analysis” section starting on page 25.
Governance Committee – reviews and assists the Board with all corporate governance matters including:

•	ensuring the Board monitors the effectiveness of the corporate governance of the Company and its subsidiaries;

•	developing, recommending and monitoring a set of appropriate corporate governance principles applicable to the Company;

•	ensuring the identification and recommendation to the directors of the Board individuals qualified to become Board members;

•	proactively identifying and, as appropriate, adopting governance best practices relating to effective processes for Board and management evaluation; and

•	monitoring the effectiveness of the Company’s social responsibility program in meeting community and environmental stewardship needs in supporting the Company’s business goals and strategic intent.
The committee’s current members are Messrs. Mitchell (Chair), Forsee, Grimes, Hyde, Dr. Talbott and Ms. Murtlow. The committee held five meetings in 2014.
Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct. The Board has adopted written Corporate Governance Guidelines to assist the Board and its committees in carrying out their responsibilities. Each of the Audit, Compensation and Development, and Governance Committees has a written charter that describes its purposes, responsibilities, operations and reporting to the Board.
Lawful and ethical business conduct is required at all times. Our Board has adopted a Code of Ethical Business Conduct (the “Code”), which applies to our directors, officers and employees. Although the Code is designed to apply directly to our directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code. The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company; other parts of the process include policies and procedures, compliance monitoring and reporting, and periodic training on various areas of the law and the Code. We have also established the toll-free “ConcernsLine.” The ConcernsLine is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints by anyone inside or outside the Company. The ConcernsLine telephone number is listed in our Code.

Our Corporate Governance Guidelines, committee charters and the Code are available on the Company’s website at www.greatplainsenergy.com. The website and its contents are not part of this proxy statement. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, MO 64105. The Company intends to disclose any change in the Code, or any waiver from a provision in the Code granted to an executive officer or a director, by posting such information on its website or by filing a Form 8-K.
DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines require that a majority of our directors be independent as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted Director Qualification Standards, that are contained in the Company’s Corporate Governance Guidelines, to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.greatplainsenergy.com. Our Director Qualification Standards conform to the NYSE objective independence standards.
With the advice of legal counsel to the Company, the Governance Committee reviewed the applicable legal standards for Board and committee member independence and the Director Qualification Standards. The Governance Committee also reviewed an analysis of the information provided by each director in the annual questionnaire and a report of transactions between the Company and director-affiliated entities. The Governance Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Governance Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable, and other transactions. None of the identified transactions were considered “related party” transactions required to be disclosed in this proxy statement.
Based on this review, the Board affirmatively determined at its February 2015 meeting that the following directors (who are also nominees for directors at our Annual Meeting) are independent under the Director Qualification Standards:

David L. Bodde	Scott D. Grimes	Ann D. Murtlow
Randall C. Ferguson, Jr.	Thomas D. Hyde	John J. Sherman
Gary D. Forsee	James A. Mitchell	Linda H. Talbott
Only independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee and Compensation and Development Committee also meet the additional NYSE and SEC independence requirements.
The Board determined that Mr. Bassham is not independent under the Director Qualification Standards, because Mr. Bassham is an executive officer of the Company.
RELATED PARTY TRANSACTIONS
The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which the Company (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. There were no related party transactions in 2014. Related party transactions are to be submitted to the Governance Committee for consideration at the next Governance Committee meeting or, if it is not practicable or desirable for the Company to wait until the next Governance Committee meeting, to the Chair of the Governance Committee. The Governance Committee (or the Chair) intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. The Chair of the Governance Committee reports to the Governance Committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.
BOARD POLICY REGARDING COMMUNICATIONS
The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:
Chair, Governance Committee
Great Plains Energy Incorporated
1200 Main Street
Kansas City, MO 64105
Attn: Corporate Secretary

All communications will be forwarded directly to the Chair of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following tables show, as of February 13, 2015, beneficial ownership of Company common stock by (i) each named executive officer (“NEO”), (ii) each director, (iii) all directors and executive officers as a group, and (iv) each shareholder who the Company knows is a beneficial owner of more than five percent of the outstanding shares of the Company’s common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than one percent of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than five percent of our common stock, except as described below. Except as noted below, the Company believes that the persons listed have sole voting and investment power with respect to the securities listed.
Security Ownership of Directors and Executive Officers

Name		Beneficially Owned Shares (#)		Share Equivalents to be Settled in Stock (1) (#)	Total Share Interest (#)	Percent Of Class (%)
Named Executive Officers
	Terry Bassham	197,845	(2)	—	197,845	*
	James C. Shay	59,411	(3)	—	59,411	*
	Scott H. Heidtbrink	70,304	(4)	—	70,304	*
	Heather A. Humphrey	27,133	(5)	—	27,133	*
	Michael L. Deggendorf	45,702	(6)	—	45,702	*
Non-Management Directors
	David L. Bodde	19,328	(7)	21,226	40,554	*
	Randall C. Ferguson, Jr.	7,682	(8)	21,226	28,908	*
	Gary D. Forsee	5,572		18,789	24,361	*
	Scott D. Grimes	1,318		—	1,318	*
	Thomas D. Hyde	4,637		5,703	10,340	*
	James A. Mitchell	29,131		2,668	31,799	*
	Ann D. Murtlow	5,520		—	5,520	*
	John J. Sherman	47,420		—	47,420	*
	Linda H. Talbott	16,381		21,226	37,607	*
All Great Plains Energy Directors and Executive Officers as a Group (20 persons)					714,694	*
*less than one percent
(1)
The shares listed are for Director Deferred Share Units (“DSUs”) through our Long-Term Incentive Plan (“LTIP”) which will be settled in stock on a 1-for-1 basis and distributed following termination of service on the Board pursuant to elections made by the director.

(2)	The amount shown includes 77,787 restricted stock shares.
(3)	The amount shown includes 27,733 restricted stock shares and 6,000 shares held in joint tenancy with Mr. Shay’s spouse.
(4)	The amount shown includes 35,210 restricted stock shares and 4,912 shares held in the 401(k) plan.
(5)	The amount shown includes 17,064 restricted stock shares.
(6)	The amount shown includes 14,337 restricted stock shares and 2,916 shares held in the 401(k) plan.
(7)	All 19,328 shares are held in joint tenancy with Dr. Bodde’s spouse.
(8)	The amount shown includes 5,743 shares held in joint tenancy with Mr. Ferguson’s spouse.

Beneficial Ownership of 5 Percent or More

		Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Common Shares Outstanding (4)
	BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	11,380,415	7.4
	The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	9,923,352	6.4
	Hotchkis & Wiley Capital Management, LLC (3) 725 S. Figueroa Street, 39th Fl. Los Angeles, CA 90017	8,545,695	5.5

(1)
Based on information provided in Schedule 13G/A filed by BlackRock Inc. (“BlackRock”) and its affiliated reporting persons on January 26, 2015. The BlackRock Schedule 13G/A states that as of December 31, 2014 the reporting persons collectively held sole voting power with respect to 10,191,816 shares and sole dispositive power with respect to 11,380,415 shares.

(2)
Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 10, 2015. Based solely on the Vanguard Schedule 13G/A, reporting beneficial ownership as of December 31, 2014, the reporting persons collectively held sole dispositive power with respect to 9,833,640 of such shares, shared dispositive power with respect to 89,712 shares and sole voting power with respect to 113,103 shares.

(3)
Based on information provided in Schedule 13G/A filed by Hotchkis & Wiley Capital Management, LLC (“Hotchkis & Wiley”) and its affiliated reporting persons on February 13, 2015. The Hotchkis & Wiley Schedule 13G/A states that as of December 31, 2014 the reporting persons collectively held sole voting power with respect to 7,964,595 shares and sole dispositive power with respect to 8,545,695 shares.

(4)	The percentage is based on approximately 154,196,171 shares of our common stock outstanding as of February 24, 2015.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons owning more than 10 percent of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2014 have been timely filed.
DIRECTOR COMPENSATION
We compensate our non-employee directors as summarized below. Mr. Bassham is an officer of the Company and does not receive compensation for his service on the Board. Non-employee directors receive an annual retainer which is paid quarterly. For 2014, non-employee directors were paid an annual retainer of $120,000. Of this retainer amount, $50,000 was paid in cash, and $70,000 was paid in common stock (valued on the grant date and rounded to the next highest whole share) through our Long-Term Incentive Plan (“LTIP”). The Lead Director received an additional annual cash fee of $20,000 and the annual fees to the Board’s Audit, Compensation and Development, and Governance Committees Chairs were $12,500, $10,000 and $7,500, respectively. The Advising Director on Social Responsibility received a fee of $3,000. Non-employee directors were also paid $1,500 for each Board and committee meeting attended. Under the Corporate Governance Guidelines, directors are expected to hold Company stock at a level of at least five times their annual cash retainer.
Directors may defer the receipt of all or part of the cash retainer or meeting fees through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of

Deferred Share Units (“DSU”) under the LTIP. Directors must make their deferral elections prior to the year in which such compensation would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs. DSUs will be converted into an equal amount of shares of common stock on the first January 31 following the date the director’s service on the Board terminates or such other January 31 selected by the director. The number of whole shares of common stock will be distributed to the director, with any fractional share paid in cash (using the closing price of our common stock as of the preceding business day).
We offer life and medical insurance coverage to only the current non-employee directors who were first appointed before May 1, 2006, and their families. The aggregate premium paid by us for this coverage in 2014 was $42,907. We pay or reimburse directors for travel, lodging and related expenses that they incur in attending Board and committee meetings. In 2014, we also paid the expenses incurred by directors’ spouses in accompanying the directors to Board meetings, and we may continue to do so in future years. We also match up to $10,000 per year of charitable donations made by each director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our service territories.
The following table outlines all compensation paid to our non-employee directors in 2014. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2014.

Director Compensation

Name		Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
	Dr. Bodde	77,000	70,038	82,871	10,498	240,407
	Mr. Ferguson	75,500	70,038	—	43,788	189,326
	Mr. Forsee	100,000	70,038	19,886	10,848	200,772
	Mr. Grimes(5)	34,000	35,026	—	—	69,026
	Mr. Hyde	89,500	70,038	9,811	—	169,349
	Mr. Mitchell	83,000	70,038	1,665	528	155,231
	Ms. Murtlow	75,500	70,038	—	522	146,060
	Mr. Sherman	88,500	70,038	—	10,000	168,538
	Dr. Talbott	78,500	70,038	1,145	15,185	164,868
	Mr. West (6)	43,000	35,011	58,004	25,161	161,176

(1)
The amounts shown include cash retainers of $50,000 for all non-employee directors, attendance fees of $1,500 for each Board and committee meeting attended, and additional fees for Mr. Forsee ($20,000) as Lead Director, and Messrs. Hyde ($12,500), Sherman ($10,000) and Mitchell ($7,500) as Committee Chairs, and Dr. Talbott ($3,000) as Advising Director for Corporate Social Responsibility.

(2)
The amounts shown in this column are the aggregate grant date fair values of Director Shares and DSUs granted during 2014 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2014, Mr. Ferguson and Drs. Bodde and Talbott each held an aggregate of 21,226 DSUs; Mr. Forsee held an aggregate of 18,789 DSUs; Mr. Hyde held an aggregate of 5,703 DSUs; Mr. Mitchell held an aggregate of 2,668 DSUs; and Mr. West held an aggregate of 19,902 DSUs (including shares credited on account of dividends paid on common stock).

(3)	The amounts shown represent the above-market earnings during 2014 on nonqualified deferred compensation.
(4)
The amounts shown consist of, as applicable for each director, matched charitable contributions, spousal travel, and premiums for life insurance and health insurance. The matched charitable contributions reported in this column are: Dr. Bodde, $10,000; Mr. Ferguson, $10,000; Mr. Forsee, $10,000; Mr. Sherman, $10,000; Dr. Talbott, $10,000 and Mr. West, $10,000. In honor of Mr. West’s retirement, the Company made a $10,000 contribution to a local charity selected by Mr. West. The Company also paid the following amounts for life and health insurance during 2014: Mr. Ferguson, $33,281; Dr. Talbott, $5,185; and Mr. West, $4,289.

(5)	Mr. Grimes was elected to the Board effective August 15, 2014.
(6)	Mr. West retired from the Board effective May 6, 2014.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
We are a public utility holding company, and our financial performance is driven by the performance of our two electric utility subsidiaries, KCP&L and GMO. Both subsidiaries are integrated electric utilities; that is, they generate, transmit and distribute electricity to their customers. KCP&L serves retail and wholesale customers in parts of Missouri and Kansas; GMO serves retail and wholesale customers in parts of Missouri.
Our compensation philosophy and decisions, which we explain below, are directly tied to our utility business. Our business is capital-intensive and subject to extensive and dynamic utility and environmental regulation. We operate in a technological environment that is complex and evolving. Our retail customer service areas and rates are fixed by the Missouri and Kansas utility commissions, which mean that our financial health and growth potential are, in large part, directly tied to the communities we serve and the decisions of our regulatory commissions.
This CD&A provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our NEOs for 2014:

•	Terry Bassham, Chairman of the Board, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO;

•	James C. Shay, Senior Vice President-Finance and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

•	Scott H. Heidtbrink, Executive Vice President and Chief Operating Officer of KCP&L and GMO;

•	Heather A. Humphrey, Senior Vice President-Human Resources and General Counsel of Great Plains Energy, KCP&L and GMO; and

•	Michael L. Deggendorf, Senior Vice President-Corporate Services of KCP&L and GMO.
Opportunity for Shareholder Feedback
Shareholders have the opportunity to approve, on a non-binding and advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Item 2 of this proxy statement seeks your advisory vote on a resolution approving the 2014 compensation of our NEOs. You should read this CD&A section of the proxy statement in conjunction with the section titled “Advisory Vote on Executive Compensation,” starting on page 59, because it contains information that is relevant to your vote on Item 2.
Executive Summary of 2014 Compensation Decisions
2014 Performance Achievements
Our 2014 compensation decisions continued to be focused on pay for performance – the achievement of interrelated short-term and long-term objectives that are critical to our operations, financial health and growth. We believe a majority of each NEO’s target compensation should be performance-based, or “at risk.” Therefore, each NEO’s compensation is tied to our total shareholder return and the achievement of other company-wide objectives for designated performance periods. In order to align the interests of our NEOs with long-term shareholder and customer interests, our compensation programs provide more potential value to the NEOs through performance-based incentives than it does through base salary.

We believe that our pay for performance policies helped motivate our executives throughout 2014. Through management’s efforts, we achieved the following performance highlights, among others:

•	Increasing quarterly dividend and total shareholder return
We increased our dividend for the fourth consecutive year. These four consecutive increases resulted in a 4.2 percent compound annual rate increase over the four years. Additionally, our total shareholder return was 21.4 percent and 46.1 percent for the one- and three-year periods ended December 31, 2014, respectively.

•	Improving credit profile
We continued to strengthen our key credit metrics and further solidify our credit profile. In 2014, these efforts were reflected by ratings upgrades by Standard and Poor’s Ratings Services and Moody’s Investors Service.

•	Investing to continue to meet the generation needs of our region in an environmentally conscientious manner
Federal and state agencies require us to comply with environmental and renewable energy mandates, and we have proactively responded to ensure that we continue to meet the generation needs of our region. To comply with these requirements, in 2014, we continued to maintain our focus on environmental stewardship by constructing state-of-the-art environmental control equipment at our La Cygne generating station. This environmental upgrade is one of the Company’s largest construction projects and an example of our ability to successfully manage large projects. Upon completion in 2015, we expect that over 70 percent of our coal fleet will have emission-reducing scrubbers installed.
In the last two years, we have also added over 400 MWs of wind capacity to our energy portfolio which will increase our total renewable portfolio to approximately 1,000 MWs of wind, hydroelectric, solar and landfill gas power.

•	Filing rate cases in Missouri and Kansas
In October 2014, we filed an application with the Missouri Public Service Commission to request an increase to our retail revenues. If approved, new rates are anticipated to be effective on or around September 30, 2015. Similarly, in January 2015, we filed an application with the Kansas Corporation Commission to request an increase to our retail revenues; if approved, new rates are anticipated to be effective on or around October 1, 2015.

•	Delivering quality and reliable service to our customers
We received, for the eighth consecutive year, the ReliabilityOne™ Best Performer Award for the Plains Region from the PA Consulting Group. This award is given annually to utilities that excel at delivering the most reliable electric service to their customers. For 2014, this award is significant as we maintained reliable service while encountering the greatest number of storms in our service territory in five years.
2014 Compensation Decisions
The Compensation and Development Committee (the “Committee”) and Board considered the achievements described above and made the following key compensation decisions:

•
Balanced Mix of Compensation Elements. As in prior years, the Committee and Board established a mix of short-term and long-term compensation elements that reflected financial and operational goals and encouraged overall balanced performance to support sustainable shareholder value. The chart below shows the target pay mix of the 2014 direct compensation elements (base salary, annual incentive awards and long-term equity compensation awards) set out in the Summary Compensation Table on page 45 for each of our NEOs.

The compensation of each NEO also includes retirement benefits, generally available employee benefits, deferred compensation benefits and perquisites, as well as post-termination compensation.

•
Annual and Long-Term Performance Awards Tied to Achievement of Critical Objectives. To align compensation with shareholder and customer interests, a significant portion of our NEO compensation is tied to our short-term and long-term financial and operational performance.

As further described below, our 2014 annual performance achievement was as follows:

2014 Annual Performance Objectives	Achievement (Percent of Target)
Earnings Per Share	0.0
Days Away, Restricted or Transferred (DART)	64.3
Safety Audits	132.0
System Average Interruption Duration Index (SAIDI) (minutes)	57.2
Equivalent Availability (Coal Units, Winter and Summer Peak Months)	73.5
Equivalent Availability (Nuclear Only)	108.3
J.D. Power Customer Satisfaction Index-Residential	0.0
Individual Performance	Varies
Despite the achievements noted above, the Company did not achieve a number of the annual performance objectives under the 2014 Annual Incentive Plan. Supporting our focus on pay for performance, payouts for each NEO were significantly lower than in prior years. A detailed summary of the 2014 Annual Incentive Plan and performance objectives starts on page 34.
Based on this overall performance, the following 2014 annual performance cash awards were paid to our NEOs:

Name	2014 Annual Performance Award At Target (Percent of Annual Base Salary)	2014 Actual Award Paid (Percent of Annual Base Salary)	2014 Actual Award Paid (Dollars)
Mr. Bassham	100	45.8	301,620
Mr. Shay	60	23.9	103,108
Mr. Heidtbrink	70	34.9	166,836
Ms. Humphrey	50	23.9	82,910
Mr. Deggendorf	50	21.9	66,678

In 2014, we awarded a mix of performance shares (75 percent) and time-based restricted stock (25 percent) to retain and incentivize officers. The performance share objectives are:

2014-2016 Long-Term Performance Award Objectives	Weighting (Percent)
Three-year (2014-2016) Average Funds from Operations or “FFO” to Total Adjusted Debt	50
Total Shareholder Return or “TSR” (2014-2016 results compared to the Edison Electric Institute Index of electric utilities or “EEI Index”)	50
A detailed summary of the 2014 long-term awards to each officer starts on page 39. The restricted stock awards will vest in 2017, and any performance shares received will be based on the level of achievement of the objectives listed above.
Compensation Governance Practices
The Committee is committed to high standards of corporate governance, as it works to establish an overall compensation program that aligns the interests of directors and officers with the Company’s shareholders. The Committee ties compensation to the achievement of performance goals, using key compensation governance practices including:

•
Committee Structure. The Committee is solely comprised of independent directors, and the Committee directly retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer is expected to hold a level of at least five times base salary. Other executive officers, including the NEOs, are expected to hold either two or three times their respective base salaries.

•
Clawback Policy. We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company’s financial statements for a period of up to three years.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

•
Change in Control Benefit Triggers. Our Change in Control Severance Agreements have a “double trigger” and require both a change in control and termination of employment prior to the payment of severance benefits, if any.

•	Anti-Hedging Policy. Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•
CEO Succession Planning. The Board, including members of the Committee, reviews the CEO succession planning process on an annual basis. The succession planning process ensures that potential internal candidates are identified and developed before any potential vacancy occurs. The process addresses both short- and long-term succession potential needs.

•	No Dividend Payments for Unvested Performance Shares. Dividends are not paid on unvested performance shares, unless and until such shares vest.

•	Modest Perquisites. We provide modest perquisites that we believe have a sound benefit to the Company.
Compensation Philosophy and Objectives
We seek to attract and retain highly qualified executives and establish a strong link between executive compensation and Company performance based on the achievement of goals. The primary objectives of our compensation program are to:

•
Attract and Retain Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with base salaries around the median level of comparable companies and opportunities for higher levels of compensation through time-based and performance-based incentives.

•
Pay for Performance. Motivate executive officers to deliver a consistently high level of performance in the markets in which the Company operates, using incentives based on both short-term and long-term financial and operating results as well as an individual performance component for short-term incentives.

•
Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders, by delivering a significant portion of total compensation in the form of time-based and performance-based equity awards based on incentive goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term success of the Company.

•
Encourage Teamwork and Close Collaboration. Reward performance that encourages teamwork and close collaboration among executives which drives efficiencies for the benefit of customers and shareholders.

•
Encourage Integrity and Ethics. Reward performance that supports the Company’s Guiding Principles and Code of Ethical Business Conduct by promoting, instilling and striving to attain the highest standards in terms of a culture of integrity, business ethics and community service.

The Committee’s Use of an Independent Compensation Consultant
The Committee retains an independent compensation consultant to advise on executive and director compensation matters, assess the overall compensation program levels and elements, and evaluate competitive compensation trends. The Committee retained Mercer to act as its independent compensation consultant in 2014. Mr. Michael Halloran, a Senior Partner at Mercer with more than 25 years of executive compensation experience, is the lead consultant who works with the Committee. While the Committee retains the sole authority to select, retain, direct, or dismiss the executive compensation consultant, our Corporate Secretary works directly with the compensation consultant to provide information, coordination and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer if the fees would be expected to exceed $10,000. In February 2015, the Committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Committee.
Mercer provides the Committee with a comprehensive review of the Company’s executive compensation and benefit programs, including plan design. Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company’s identified peer group. Mercer advises the Committee on the Company’s peer group, the structure of plans, and the market data for comparisons for base salaries and incentive targets. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer’s overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. However, Mercer neither determines, nor recommends, the amount of an executive’s compensation.
Role of Peer Group
Mercer recommends for Committee consideration peer group candidates with a size and business mix similar to ours. Potential peer group companies are assessed using three criteria: annual revenues, market value and percentage of total revenues from regulated electric operations. Listed below are the peer companies for our 2014 compensation decisions.

Alliant Energy Corporation	OGE Energy Corporation	TECO Energy Inc.
Avista Corporation	Pinnacle West Capital Corporation	UNS Energy Corporation
Black Hills Corporation	PNM Resources, Inc.	Westar Energy, Inc.
Cleco Corporation	Portland General Electric Company	Wisconsin Energy Corporation
IdaCorp, Inc.
When other surveys are used, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies’ revenues, allowing the Committee to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Committee include the Mercer Energy Survey; Towers Watson Top Management Survey: Utilities Sector; Towers Watson Top Management Compensation Survey; Towers Watson Energy Executive Survey; and the Mercer Executive Compensation Survey. The actual numbers of participants vary by survey and are too numerous to list. Survey details are generally viewed as proprietary by the survey sponsors.

The Compensation Review Process
Each year, the Chief Executive Officer provides to the Committee for consideration and review his performance self-assessment and development plan. This assessment is reviewed by the Committee and the Board and the Board provides feedback to the Chief Executive Officer. The Chief Executive Officer also provides compensation recommendations for all other executive officers. Such recommendations are based on a review and assessment of the (i) proxy data from the companies in our peer group, (ii) survey data and (iii) factors previously identified by the Committee, such as individual performance, time in position, scope of responsibility and experience.
The Committee also annually reviews a tally sheet for each NEO which shows each element of compensation and the total compensation paid to each NEO for the past two years. The tally sheets show the equity awards granted and realized, and the amounts that would be payable to each NEO in the event of termination without cause and termination in connection with a change in control of the Company. This information provides the Committee with a clear picture of (i) how its decisions with respect to each element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in the previous year and (iii) the total amount each NEO would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each NEO’s proposed salary, target bonus and grant date value of equity awards for the year compared to the median total compensation of individuals in similar positions as described above. Total compensation for each NEO is generally targeted near the median of the market data for similar positions, while considering the factors above.
As a part of this review, the Committee also considers internal pay equity, both in terms of the total compensation of each executive officer compared to the CEO and within the officer group as compared to each other, considering individual responsibilities and experience levels. The Committee also evaluates the financial implications of compensation to mitigate financial inefficiencies to the greatest extent possible.
The Committee reviews these recommendations and corresponding information and makes final recommendations for Board approval.
Role of Executive Officers
While the Chief Executive Officer routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee is in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the independent members of the Board. The Chief Executive Officer and other executive officers play a role in the early stages of design and evaluation of the Company’s compensation programs and policies. Because of their extensive familiarity with the Company, these executives are in a position to suggest programs to the Committee and the compensation consultant that provide effective incentives to produce value. Notwithstanding this limited involvement of executive officers, all compensation decisions are ultimately recommended by the Committee and approved by the Board.
Committee Consideration of the Company’s 2014 Shareholder Vote on Executive Compensation
At our May 2014 Annual Meeting, approximately 92 percent of our shareholders voting on the matter approved our 2013 executive compensation program. The Committee believes this affirms the shareholders’ support of the Company’s approach to executive compensation, including our emphasis on pay for performance; the Committee did not change its approach in 2014. The Committee continues to emphasize pay for performance alignment and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions.
Summary and Analysis of Executive Compensation
Consistent with prior years, the material elements of executive compensation are: (i) cash compensation in the form of base salaries and annual incentives; (ii) equity compensation under our LTIP; (iii) modest perquisites and generally available employee benefits; (iv) deferred compensation; (v) retirement benefits; and (vi) post-termination compensation.

Compensation Component	Description		Objective
Cash Compensation
Base Salary	•	Fixed compensation that is reviewed annually taking into consideration peer compensation information, as well as individual performance.	•	Provide a fixed level of compensation that fairly considers job responsibilities, level of experience, internal and external comparisons and individual performance evaluations.
			•	Attract and retain talent.
	•	Generally targeted at (± 15 percent of) median market salary.
Annual Incentives under Annual Incentive Plan	•	Variable compensation earned based on performance of pre-established annual objectives and targets.	•	Reward the achievement of annual financial and operating objectives, as well as individual goals that ultimately contribute to long-term value for shareholders and customers.
Equity Compensation
Performance Shares and Restricted Stock Grants under the LTIP	•	Performance shares that are paid based on achievement of three-year performance objectives.	•	Motivate performance that creates long-term value to shareholders and customers.
			•	Align the economic interests of participants with shareholders and customers by rewarding executives for financial and operational improvement.
	•	Time-based restricted stock, vesting over three years.
			•	Provide a competitive total package to attract and retain executives.
Perquisites and Generally Available Employee Benefits
Benefits	•	General employee benefits, such as medical benefits, life insurance, and disability benefits.	•	Provide a competitive total package to attract and retain key talent.
	•	Limited perquisites that are consistent with peer companies. Benefits include financial planning and tax services and executive health physicals.

Compensation Component	Description		Objective
Deferred Compensation
Benefits	•	A non-qualified and unfunded plan that allows officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the Annual Incentive Plan.	•	Provide compensation deferrals in a tax-efficient manner.
Retirement Benefits
Pension Plan	•
Funded, tax-qualified, noncontributory defined benefit plan for all employees, including NEOs. This plan is not available to any non-union employee, including any executive officer who is hired after December 31, 2013.
			•	Provide a competitive total package to attract and retain executives and other employees.
			•	Provide some retirement income security in a tax efficient manner.

Supplemental Executive Retirement Plan	•	An unfunded plan that provides additional retirement income to all executives, including NEOs. This plan is not available to any executive who is hired after December 31, 2013.	•	Provide a competitive total package to attract and retain executives. Provide additional supplemental retirement income.
401(k) Plan	•	Tax-qualified retirement savings plan provided to all employees, including NEOs.	•	Provide retirement savings in a tax efficient manner.
			•	Provide a competitive total package to attract and retain executives and other employees.
Other Post-termination Compensation
Change in Control Severance Agreements	•	Payments and other benefits in the event of (i) change in control and (ii) termination of employment.	•	Encourage executives to act in the best interests of shareholders and customers.
			•	Aid in recruitment and retention.
Cash Compensation
Cash compensation to our NEOs includes both a market-competitive base salary and performance-driven annual incentive. The Committee believes total compensation to be delivered in cash or cash opportunities should vary based on each NEO’s position and individual performance and circumstance, and that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

Base Salary
Base salaries are reviewed annually. The Committee considers performance evaluations and base salary recommendations submitted by the Chief Executive Officer for the NEOs other than himself. The Chief Executive Officer’s performance evaluation is reviewed by the Committee and reviewed and approved by the Board. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, internal comparisons, comparisons to the salaries of executives in similar positions at similar companies obtained from market surveys, other competitive data and input provided by Mercer, and individual performance evaluations. Individual performance evaluations include major accomplishments during the performance period, as well as qualitative factors, including personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement.
Effective January 1, 2014 and January 1, 2015, all of our NEOs received salary increases in recognition of their performance and for retention purposes to ensure that each NEO’s salary was targeted within 15 percent above or below the median salary of individuals in comparable positions in companies of similar size within the industry. The 2013, 2014, and 2015 base salaries of the NEOs are as follows:

Name	2013 Base Salary	2014 Base Salary	2015 Base Salary
Mr. Bassham	$627,200	$658,560	$685,000
Mr. Shay	$419,200	$431,776	$445,000
Mr. Heidtbrink	$464,650	$478,590	$503,000
Ms. Humphrey	$336,800	$346,904	$357,000
Mr. Deggendorf	$295,600	$304,468	$314,000
Annual Incentives
The Company’s Annual Incentive Plan for all executive officers is based upon a mix of Company-wide financial and operational metrics, as well as individual performance. In 2014, the Committee generally maintained the design of our previous years’ plans. The Committee believes that our Annual Incentive Plan continues to focus our entire organization on delivering key financial results and strategic business outcomes, and is clearly understood. The Committee reviews management’s recommendations of objectives and targets including a discussion of associated risks, determines revisions, and then recommends the final objectives and targets to the Board for its approval. In establishing final objectives and targets, the Committee assures that:

•	incentives are aligned with the strategic goals set by the Board;

•	targets are sufficiently ambitious so as to provide a meaningful improvement in performance, but strike an acceptable balance between risk and reward; and

•	incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.
The Committee developed, with input from Mercer and management, a structure for the Annual Incentive Plan which provides a financial objective weighted at 50 percent; key business objectives weighted at 30 percent; and a discretionary individual performance component weighted at 20 percent.
The 20 percent individual component includes, but is not limited to, a subjective review of the individual’s personal leadership, engagement of employees, disciplined performance management, accountability for results and community involvement. The Committee established target incentives for each NEO as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. The basic structure of the Annual Incentive Plan provides for 100 percent payout for target performance for each objective. Fifty percent is payable at the threshold level of objective performance and 200 percent is payable at the maximum level of objective performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement will result in a zero payment for that objective.
After considering the performance metrics and results, the Committee recommends to the Board the final amount of the individual award. The 2014 Annual Incentive Plan results are shown in the following table:

	Weighting (Percent)	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Performance Result	Payout Percentage
Earnings Per Share	50	$1.67	$1.70	$1.73	$1.77	$1.57	0.0%
Days Away, Restricted or Transferred (DART)	5	1.18	0.62	0.49	0.36	1.02	3.2%
Safety Audits	5	1 Safety & Health self-audit completed per month	1.5 Safety & Health self-audits completed per month	2 Safety & Health self-audits completed per month	2.5 Safety & Health self-audits completed per month	2 Safety & Health self-audits completed per month	6.6%
		92.5% of corrective action plans to be completed within 45 days or a plan to achieve	95.0% of corrective action plans to be completed within 45 days or a plan to achieve	97.5% of corrective action plans to be completed within 45 days or a plan to achieve	100% of corrective action plans to be completed within 45 days or a plan to achieve	96.6% of corrective action plans to be completed within 45 days or a plan to achieve
System Average Interruption Duration Index (SAIDI) (minutes)	5	97.64	83.96	81.65	79.33	95.68	2.9%
Equivalent Availability (Coal Units, Winter and Summer Peak Months)	5	83.0%	87.9%	89.3%	90.5%	85.3%	3.7%
Equivalent Availability (Nuclear Only)	5	78.2%	81.3%	82.5%	83.5%	81.5%	5.4%
J.D. Power Customer Satisfaction Index-Residential	5	Top Half Tier 2	Bottom Half Tier 1	Top Half Tier 1	Top Quarter Tier 1	Top Half Tier 3	0.0%
Subtotal	80						21.8%
Individual Performance	20	Qualitative measure
Individual targets and awards earned by each of the NEOs are shown below and in the Summary Compensation Table on page 45.

Name	2014 Annual Performance Award at Target (Percent of Annual Base Salary)	2014 Actual Award Paid (Percent of Annual Base Salary)	2014 Actual Award Paid (Dollars)
Mr. Bassham	100	45.8	301,620
Mr. Shay	60	23.9	103,108
Mr. Heidtbrink	70	34.9	166,836
Ms. Humphrey	50	23.9	82,910
Mr. Deggendorf	50	21.9	66,678
For 2015, the Committee eliminated the individual performance component and modified other components of the Annual Incentive Plan. The 2015 annual incentive performance objectives and their respective weightings are: Earnings per share (70 percent); SAIDI (10 percent); DART (10 percent);

Equivalent Availability - Coal Units, Winter and Summer Peak Months (5 percent); and Equivalent Availability - Nuclear Only (5 percent).
Equity Compensation
We believe that a significant portion of NEO compensation should be in the form of equity in order to best align executive compensation with the interests of our shareholders. Equity awards are generally targeted near the median range of officers in companies of similar size in the industry.
The Committee uses a mix of time-based restricted stock and performance shares that are paid solely on the basis of the attainment of performance goals. Pursuant to the objectives set for each performance period, performance shares can be earned at the end of the performance period from 0 percent to 200 percent of the target amount, depending on actual performance. Performance results for a goal which are less than threshold will result in a zero payment for that goal.
Dividends on the number of performance shares actually earned are paid at the same time as the vesting of the earned performance shares. Dividends accrued on all restricted stock awards are reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan, and are subject to the same restrictions as the associated restricted stock.
While our directors, officers and employees are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve equity awards for officers and employees, including NEOs.
The performance share metrics discussed below have been established for compensation purposes only. They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any purpose other than understanding our compensation program.
2012-2014 Performance Period
For the three-year performance period ending December 31, 2014, there are two equally-weighted performance share objectives: (i) a credit objective (2014 Year-end FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). For the 2012-2014 performance period, the Board allocated the aggregate dollar amount of the awards to an equal distribution, at target performance, between performance share and time-based restricted stock awards. The weighting has historically varied between an equal distribution between performance shares and restricted stock of 50/50 or 75/25 driven by a variety of factors.
Consistent with prior years, performance share and restricted stock awards for the 2012-2014 performance period were based on percentages of 2012 base salary. The percentages of 2012 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 250 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 150 percent; Ms. Humphrey, 100 percent, and Mr. Deggendorf, 100 percent. Below is a summary of the performance objectives and actual results for the 2012-2014 performance period.

2012-2014 Performance Share Objectives		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)	Actual Results
	2014 Year-end FFO to Total Adjusted Debt (1)	50	15.5%	16.5%	18.0%	19.5%	15.0%
	TSR versus EEI Index (2)	50	See below				35th percentile

(1)
For the 2012-2014 performance period, the FFO to Total Adjusted Debt is calculated using Standard & Poor’s methodology. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. See page 48 for an explanation of this measure using Standard & Poor’s methodology.

(2)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period 2012-2014. At the end of the three-year measurement period, we assessed our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)
75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0
Based upon the results above, performance share awards for the 2012-2014 performance period for each of the NEOs are shown below:

Name		Actual Award Paid (Percent of Target)		Actual Award Paid ($) (3)
	Mr. Bassham	33.3	(1)	206,345
	Mr. Shay	33.4		66,822
	Mr. Heidtbrink	33.3	(2)	103,529
	Ms. Humphrey	33.4		53,478
	Mr. Deggendorf	33.4		46,780

(1)
Effective June 1, 2012, Mr. Bassham was appointed as President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO. In connection with this appointment, Mr. Bassham’s LTIP target increased from 200% to 250% of his base salary, with no proration. To effectuate this increase, Mr. Bassham received 6,210 additional performance shares. Also at this time, Mr. Bassham did not receive an increase in salary; however, he was given a one-time grant of 5,018 additional performance shares, based on the 2012-2014 performance period, which resulted in an additional $33,094 payout.

(2)
Effective June 1, 2012, Mr. Heidtbrink was appointed as Executive Vice President and Chief Operating Officer of KCP&L and GMO. In connection with this appointment, Mr. Heidtbrink’s base salary increased from $340,000 to $415,000 and his LTIP target increased from 100% to 150% of his base salary, with no proration. To effectuate this increase, in June 2012, Mr. Heidtbrink received 7,088 additional performance shares.

(3)
The total number of shares awarded were determined based on the weighted achievement. In addition, cash dividend equivalents were paid after the end of the performance period, as follows: Mr. Bassham ($24,266), Mr. Shay ($6,772), Mr. Heidtbrink ($10,492), Ms. Humphrey ($5,420), and Mr. Deggendorf ($4,741).

2013-2015 Performance Period
The performance objectives for the three-year performance period ending December 31, 2015, are substantially the same as the performance objectives for the 2012-2014 performance period. There are two equally-weighted performance share objectives: (i) a credit objective (three-year average FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). However, to further encourage payment for performance, the Committee modified the distribution between performance shares and restricted stock to 75 percent/25 percent, respectively, instead of the 50 percent/50 percent distribution that was previously used. Additionally, for the 2013-2015 performance period, the FFO to Total Adjusted Debt calculation will be based upon a three-year average rather than the third year (2015) of the performance period.
Consistent with prior years, performance share and restricted stock awards for the 2013-2015 performance period were based on percentages of 2013 base salary. The percentages of 2013 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 270 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 100 percent, and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2013 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name		Restricted Stock (1)	Performance Shares (at target) (1)
	Mr. Bassham	18,700	56,100
	Mr. Shay	4,603	13,807
	Mr. Heidtbrink	8,943	26,828
	Ms. Humphrey	3,682	11,046
	Mr. Deggendorf	3,222	9,665

(1)
The restricted stock grants vest on March 7, 2016; the cash and common stock payments related to the performance shares, if any, will also occur on March 7, 2016. Actual performance shares may be between 0 percent and 200 percent of the target number of shares.

The 2013-2015 performance period objectives and criteria are as follows:

2013-2015 Performance Share Objectives		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
	Three-year (2013-2015) Average FFO to Total Adjusted Debt (1)	50	14.5%	15.0%	15.5%	16.0%
	TSR versus EEI Index (2)	50	See below

(1)
For the 2013-2015 performance period, the FFO to Total Adjusted Debt is calculated using Standard & Poor’s methodology. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. See page 48 for an explanation of this measure using Standard & Poor’s methodology.

(2)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period 2013-2015. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)
75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0

2014-2016 Performance Period
The performance objectives for the three-year performance period ending December 31, 2016, are substantially the same as the performance objectives for the 2012-2014 and 2013-2015 performance periods. There are two equally-weighted performance share objectives: (i) a credit objective (three-year average FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). To continue to focus on performance, the Committee determined the distribution between performance shares and restricted stock at 75 percent/25 percent, respectively.
Consistent with prior years, performance share and restricted stock awards for the 2014-2016 performance period are based on percentages of 2014 base salary. For the 2014-2016 performance period, the Board increased the base salary target percentage used for the LTIP awards for Mr. Shay and Ms. Humphrey. Mr. Shay’s percentage was increased to ensure that his LTIP target was within 15 percent of the median LTIP target range of Chief Financial Officers in companies of similar size within the industry. Ms. Humphrey’s target percentage was increased to reflect more accurately her combined responsibilities as Senior Vice President-Human Resources and General Counsel.
The percentages of 2014 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 270 percent; Mr. Shay, 120 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 120 percent, and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2014 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name		Restricted Stock (1)	Performance Shares (at target) (1)
	Mr. Bassham	17,204	51,610
	Mr. Shay	5,013	15,039
	Mr. Heidtbrink	8,104	24,310
	Ms. Humphrey	4,028	12,083
	Mr. Deggendorf	2,946	8,838

(1)
The restricted stock grants vest on March 3, 2017; the cash and common stock payments related to the performance shares, if any, will also occur on March 3, 2017. Actual performance shares may be between 0 percent and 200 percent of the target number of shares.

The 2014-2016 performance period objectives and criteria are as follows:

2014-2016 Performance Share Objectives		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
	Three-year (2014-2016) Average FFO to Total Adjusted Debt (1)	50	14.5%	15.0%	15.5%	16.0%
	TSR versus EEI Index (2)	50	See below

(1)
For the 2014-2016 performance period, the FFO to Total Adjusted Debt is calculated using Standard & Poor’s methodology. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. See page 48 for an explanation of this measure using Standard & Poor’s methodology.

(2)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period 2014-2016. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)
75th and above	200
60th to 74th	150
40th to 59th	100
25th to 39th	50
24th and below	0
2015-2017 Performance Period
For the three-year performance period ending December 31, 2017, the Board modified the performance objectives under the LTIP. Previously, the Board utilized two equally-weighted performance share objectives (i) a credit objective (three-year average FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). However, for the 2015-2017 performance period, there will be only one performance objective, total shareholder return (TSR versus EEI Index). This change better aligns each officer’s performance with the interests of shareholders and focuses the Company’s leadership team on our strategic initiatives to increase stock price and dividend growth. Consistent with the 2013-2015 and 2014-2016 performance periods, the Committee determined the distribution between performance shares and restricted stock at 75 percent/25 percent, respectively.
Additionally, to better align with market and industry practices, specific performance targets will be set within the performance range, with interpolation between the targets. If actual TSR performance is negative, any potential payout would be capped at target or 100 percent.
Consistent with prior years, performance share and restricted stock awards for the 2015-2017 performance period are based on percentages of 2015 base salary. The percentages of 2015 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 270 percent; Mr. Shay, 120 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 120 percent; and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2015 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name		Restricted Stock (1)	Performance Shares (at target) (1)
	Mr. Bassham	17,535	52,603
	Mr. Shay	5,063	15,188
	Mr. Heidtbrink	8,346	25,036
	Ms. Humphrey	4,062	12,185
	Mr. Deggendorf	2,977	8,931

(1)
The restricted stock grants vest on March 2, 2018; the cash and common stock payments related to the performance shares, if any, will also occur on March 2, 2018. Actual performance shares may be between 0 percent and 200 percent of the target number of shares.

    The 2015-2017 performance period objective and criteria are as follows:

2015-2017 Performance Share Objective		Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
	Total Shareholder Return (TSR) versus EEI Index(1)	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

(1)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants. If actual TSR performance is negative, payout would be capped at Target (100%).

Discretionary Grants of Restricted Stock and Performance Shares
From time to time, the Committee may make a discretionary grant of restricted stock to a NEO or other officer under the LTIP. In connection with his appointment as Chief Executive Officer of Great Plains Energy, KCP&L and GMO in June 2012, Mr. Bassham did not receive a base salary increase. However, due to his promotion, Mr. Bassham was awarded special one-time retention grants of 5,018 shares of time-based restricted stock, which will vest on June 1, 2015. He was also awarded 5,018 performance shares for the 2012-2014 performance period which was paid based on actual performance over the period and resulted in an additional $33,094 payout as described on page 37.
2014 Equity Vesting, Payments and Special Grants
The restricted stock and performance share awards under the 2011-2013 LTIP performance period for the NEOs vested in 2014. Mr. Shay previously received a special restricted stock award that vested in 2014. The following table summarizes these grant vestings and payments:

Name	2014 Vesting of Restricted Stock (# shares) (1)	2011-2013 Performance Share Payments (# shares) (2)
Mr. Bassham	19,193	15,807
Mr. Shay (3)	17,353	9,950
Mr. Heidtbrink	7,883	7,104
Ms. Humphrey	7,506	6,765
Mr. Deggendorf	6,507	5,864

(1)	The amounts shown for restricted stock vestings include reinvested dividends that vested at the same time as the underlying restricted stock grants.

(2)
The shares shown in this column are the earned amounts of performance shares for the 2011-2013 performance period, which were paid in 2014. Dividend equivalents over the performance period were paid in cash at the time of payment of the underlying performance shares. As permitted by our LTIP, the earned performance shares were paid in a combination of cash (which, when aggregated with the cash dividend equivalents, was sufficient to satisfy withholding tax obligations) and common stock.

(3)
Sixty percent of a special one-time restricted stock inducement grant to Mr. Shay vested in 2013, and an additional 20 percent vested in 2014. The remaining 20 percent of the restricted stock vests in August 2015.

Perquisites and Generally Available Employee Benefits
Our NEOs are eligible to receive minimal perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which the Company competes for executive talent and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.
As shown in the Summary Compensation Table on page 45, all NEOs are eligible for participation in comprehensive financial planning services and executive health physicals. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. The Company withholds income taxes on the amounts as required.
Deferred Compensation
The Company’s Deferred Compensation Plan allows all officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the Annual Incentive Plan. The earnings rate on deferral amounts is annually determined by the Committee and based on the Company’s weighted average cost of capital. A detailed discussion of the DCP begins on page 55.

Retirement Benefits
Pension Plan and Supplemental Executive Retirement Plan
The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the “Pension Plan”) for all non-union employees hired or rehired on or before December 31, 2013, including NEOs. Benefits under the Pension Plan are based on each employee’s years of service and the average annual base salary over a specified period.
The Company also has an unfunded Supplemental Executive Retirement Plan (“SERP”) for its executives, including all NEOs. This unfunded plan provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Pension Plan. It also provides a slightly higher benefit accrual rate than the Pension Plan. All executives hired or rehired on or before December 31, 2013, including NEOs, are eligible to participate in the SERP.
In 2007, non-union employees of Great Plains Energy and KCP&L, including the NEOs, were given a one-time election to remain in their existing Pension Plan and 401(k) Plan (“Old Retirement Plan”), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan (“New Retirement Plan”). Mr. Deggendorf elected to remain in the Old Retirement Plan, and Mr. Bassham and Ms. Humphrey elected to participate in the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007 and participate in the New Retirement Plan.
401(k) Plan
Our 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

•
Employees in the Old Retirement Program can contribute up to 40 percent of base pay. After one year of employment, the Company matches 50 percent of the first 6 percent of base pay that is contributed. Employees are fully vested in the Company matching contribution and associated earnings after six (6) years.

•
Employees in the New Retirement Program can contribute up to 75 percent of base pay, bonus incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed. Company contributions vest immediately.

•
Employees hired on or after January 1, 2014 are eligible to participate in the new Retirement Program Plus. In this program, employees can contribute up to 75 percent of base pay, bonus incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed and contributes an annual non-elective amount equal to 4 percent of employee base pay. The Company matching contribution vests immediately and the annual non-elective contribution and associated earnings vest after three years of service.

•	Contributions are limited by the tax code.
Other Post-termination Compensation
The Company has entered into change in control agreements with its executive officers, including NEOs, to encourage their continued employment and dedication when an executive may have concerns about their continued employment. The Company believes these agreements and benefits are important recruitment and retention devices. The Company has historically authorized certain agreements with retiring officers to ensure a smooth transition.

Change in Control Severance Agreements
We have change in control agreements with all of our executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements support the objective assessment and execution of potential changes in the Company’s strategy and enhance retention by reducing concerns about employment continuity. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive’s employment must occur. Generally, the Committee and Board determined the eligibility for potential payments upon change in control, based on comparable practices in the market. The Committee believes it is not uncommon for senior level officers to be covered under a change in control agreement with a specific level of benefits.
Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2014, is found under the heading “Potential Payments Upon Termination or Change in Control” starting on page 56.
Other Agreements
None of the Company’s executive officers, including the NEOs, have a written employment agreement. The Board from time to time has authorized certain agreements with retiring or resigning officers to provide for a smooth transition.
Committee Consideration of Compensation Program Risk
At the request of the Committee, an analysis of the risks associated with the Company’s compensation programs, including those for executive officers, was performed by management, including the participation of the Vice President, Chief Compliance Officer and Corporate Secretary and the Vice President-Strategic Planning. The conclusions of this analysis, with which the Committee concurred, were that the risks associated with the Company’s compensation programs are not likely to have a material adverse effect on the Company and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

•
The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business. This diversity precludes any myopic focus on a single element of performance.

•	The performance measures for all incentive compensation programs are directly tied to the Company’s annual and long-term budgets and business plans.

•	The maximum amount payable to non-officer employees under our annual incentive plan ranges from approximately nine percent at the lowest level to 30 percent of base salary for senior non-officers.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

•	The Company currently does not grant stock options.

•	The Company (for non-officers) and the Committee (for officers) have downward discretion over both cash and equity incentive program payouts.

•	The Company has “clawback” provisions for its officer annual incentive compensation and performance share awards.

•	Officers are subject to share ownership and retention guidelines.

•
The Board oversees the Company’s enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings and credit position of the Company, which are important aspects of the Company’s incentive compensation plans.

•
The officers’ annual incentive plan and performance share grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

Tax and Accounting Implications
With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company’s goal to be as tax efficient as possible, the Company’s shareholders are best served by not restricting the Committee’s and the Company’s discretion and flexibility in developing compensation programs. The unrealized tax benefit in 2014, as a result of lost deductions, was $361,899.
COMPENSATION COMMITTEE REPORT
The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation and Development Committee

John J. Sherman, Chair David L. Bodde Randall C. Ferguson, Jr. Gary D. Forsee James A. Mitchell Linda H. Talbott

EXECUTIVE COMPENSATION
Executive compensation is more fully explained in the section titled “Compensation Discussion and Analysis,” starting on page 25. The following table shows the total salary and other compensation awarded to and earned by our NEOs for services rendered in all capacities to Great Plains Energy, our two public utility subsidiaries, KCP&L and GMO, and all other Great Plains Energy subsidiaries. Unless otherwise indicated, the listed individuals held the same position at Great Plains Energy, KCP&L and GMO.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Mr. Bassham Chairman, President and Chief Executive Officer	2014	658,560	1,927,995	301,620	348,416	91,932	3,328,523
	2013	627,200	1,769,394	853,120	99,960	100,280	3,449,954
	2012	495,000	1,427,484	475,361	182,729	90,497	2,671,071
Mr. Shay Senior Vice President- Finance and Chief Financial Officer	2014	431,776	561,806	103,108	116,671	84,617	1,297,978
	2013	419,200	435,488	335,203	44,781	79,431	1,314,103
	2012	400,000	393,822	263,280	67,266	80,167	1,204,535
Mr. Heidtbrink Executive Vice President and Chief Operating Officer- KCP&L and GMO	2014	478,590	908,158	166,836	323,502	56,364	1,933,450
	2013	464,650	846,163	440,616	35,095	57,721	1,844,245
	2012 (5)	383,750	620,629	311,872	212,761	62,612	1,591,624
Ms. Humphrey Senior Vice President- Human Resources and General Counsel	2014	346,904	451,389	82,910	123,496	52,454	1,057,153
	2013 (6)	334,023	348,391	220,173	34,052	47,394	984,033
	2012	320,000	315,074	185,120	84,695	49,313	954,202
Mr. Deggendorf Senior Vice President- Corporate Services- KCP&L and GMO	2014	304,468	330,159	66,678	263,763	46,925	1,011,993
	2013	295,600	304,842	189,767	7,275	50,335	847,819
	2012	280,000	275,679	153,580	193,342	54,555	957,156

(1)
The amounts shown in this column are the aggregate grant date fair values of restricted stock and performance shares granted under our LTIP during each year, computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules.

The amounts shown in this column reflect the value at the grant date of performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The payout of performance share awards can range from 0 percent to 200 percent of the target amount, depending upon performance. The following table shows the aggregate grant date fair value of performance shares for each year for both target and maximum levels of performance.

	Grant date fair value of 2012 performance share awards ($)		Grant date fair value of 2013 performance share awards ($)		Grant date fair value of 2014 performance share awards ($)
Name	Target	Maximum	Target	Maximum	Target	Maximum
Mr. Bassham	711,071	1,422,141	1,352,010	2,704,020	1,485,336	2,970,672
Mr. Shay	194,529	389,058	332,749	665,497	432,822	865,645
Mr. Heidtbrink	310,310	620,620	646,555	1,293,110	699,642	1,399,284
Ms. Humphrey	155,631	311,262	266,209	532,417	347,749	695,497
Mr. Deggendorf	136,172	272,344	232,927	465,853	254,358	508,715
For further information on these awards, see the Grants of Plan-Based Awards table on page 47 and Outstanding Equity Awards at Fiscal Year-End table on page 49.
(2)    The amounts shown in this column are cash awards earned under our Annual Incentive Plans.
(3)    The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plan, SERP, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO for 2014:

	Change in Pension Value ($)	Change in SERP ($)	Above-Market Earnings on Deferred Compensation ($)
Mr. Bassham	93,447	234,319	20,650
Mr. Shay	49,370	57,496	9,805
Mr. Heidtbrink	210,394	113,108	—
Ms. Humphrey	74,529	39,694	9,273
Mr. Deggendorf	147,786	113,050	2,927
(4)    These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plan; (B) employer match of compensation deferred under our DCP (see an explanation of this item beginning on page 55); (C) flexible benefits and other health and welfare plan benefits; (D) executive financial planning services; (E) parking; (F) spouse travel; (G) personal use of Company tickets; (H) matched charitable donations; and (I) executive health physicals. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	Total
Mr. Bassham	15,600	34,400	21,248	15,870	1,170	1,139	505	2,000	—	91,932
Mr. Shay	15,600	30,419	21,105	15,126	1,170	1,197	—	—	—	84,617
Mr. Heidtbrink	15,600	—	21,367	15,645	1,170	597	—	1,985	—	56,364
Ms. Humphrey	15,600	18,425	14,727	—	1,170	559	—	—	1,973	52,454
Mr. Deggendorf	7,279	1,827	20,923	15,726	1,170	—	—	—	—	46,925

(5)
On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, his salary increased, on a prorated basis, from $340,000 to $415,000.

(6)	Ms. Humphrey’s 2013 annual base salary, as set by the independent members of the Board, was $336,800. However, Ms. Humphrey took unpaid leave, thus reducing her base salary paid in 2013 to $334,023.

The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards,” because no options were granted in 2014.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bassham	February 11, 2014 (1)	329,280	658,560	1,317,120
	March 3, 2014 (2)				25,805	51,610	103,220		1,485,336
	March 3, 2014 (3)							17,204	442,659
Mr. Shay	February 11, 2014 (1)	129,533	259,066	518,131
	March 3, 2014 (2)				7,520	15,039	30,078		432,822
	March 3, 2014 (3)							5,013	128,984
Mr. Heidtbrink	February 11, 2014 (1)	167,507	335,013	670,026
	March 3, 2014 (2)				12,155	24,310	48,620		699,642
	March 3, 2014 (3)							8,104	208,516
Ms. Humphrey	February 11, 2014 (1)	86,726	173,452	346,904
	March 3, 2014 (2)				6,042	12,083	24,166		347,749
	March 3, 2014 (3)							4,028	103,640
Mr. Deggendorf	February 11, 2014 (1)	76,117	152,234	304,468
	March 3, 2014 (2)				4,419	8,838	17,676		254,358
	March 3, 2014 (3)							2,946	75,801

(1)
Reflects potential payments under our 2014 annual incentive plans, measured at the grant date. The actual amounts earned in 2014 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 45.

(2)
Consists of performance share awards under our LTIP, for the 2014-2016 performance period that vest on March 3, 2017. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of two measures: three-year average of FFO as a percentage of Total Adjusted Debt; and three-year total shareholder return compared to the EEI Index. The awards can range from 0 percent to 200 percent of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $28.78 per share and reflects the target number of shares.

(3)
Consists of time-based restricted stock awards under the LTIP that vest on March 3, 2017. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $25.73 per share.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE
Severance Agreements
All of our NEOs have Change in Control Severance Agreements. Please see “Potential Payments Upon Termination or Change in Control,” starting on page 56 for a description of these agreements.
Salary and Other Non-equity Compensation
Base salaries for our NEOs are set by the independent members of our Board, upon the recommendations of our Compensation and Development Committee. The 2014 annual base salary of each NEO is provided on page 34. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans, and our non-qualified deferred compensation plan, and receive certain other perquisites and personal benefits, such as executive financial planning services, subsidized parking, spousal travel, executive physicals, and matched charitable donations.
Restricted Stock Awards
In February 2014, our Board made an award of time-based restricted stock to each of our NEOs as a component of the equity incentive compensation. These restricted stock awards, dated March 3, 2014, will vest on March 3, 2017. These awards were as follows: Mr. Bassham, 17,204 shares; Mr. Shay, 5,013 shares; Mr. Heidtbrink, 8,104 shares; Ms. Humphrey, 4,028 shares; and Mr. Deggendorf, 2,946 shares.
Dividends paid on the restricted stock are reinvested in stock through our DRIP and carry the same time-based restrictions as the underlying awards.
Performance Shares
Performance shares are payable in common stock, cash, or a combination of common stock and cash (as determined by the Committee) after the end of the performance period, depending on the achievement of specified measures. The two measures for the 2014-2016 performance share grants, which have equal weight, are: three-year average FFO as a percentage of Total Adjusted Debt and three-year TSR compared to the EEI Index.
Fifty percent of the target number of performance shares allocated to each measure is payable at the threshold level of performance and 200 percent of the target number is payable at the maximum level of performance. There is no payout of performance shares allocated to a measure for performance below the threshold. Dividend equivalents will be paid in cash at the end of the period on the number of shares earned.
As discussed in the section titled “Compensation Discussion and Analysis” starting on page 25, one of the performance share measures is “FFO to Total Adjusted Debt.” This is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”). This measure is based on Standard & Poor’s methodology of calculating FFO to Total Adjusted Debt. FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; and equity-linked debt interest. These adjustments to 2014 cash flow from operations resulted in an FFO of $702.2 million. Total Adjusted Debt is comprised of the ending balance of short-term debt, long-term debt (excluding equity-linked debt), accrued interest expense, operating lease commitments, a portion of purchase capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock. Total Adjusted Debt for 2014, as calculated, was approximately $4.7 billion.
Performance against the 2012-2014 performance share measures is discussed starting on page 36.
Annual Incentive Plan
Under the Annual Incentive Plan for 2014, our NEOs were eligible to receive up to 200 percent of a target amount set as a percentage of their respective base salaries. Refer to page 34 of the section titled “Compensation Discussion and Analysis” for a discussion of the 2014 Annual Incentive Plan and performance.

Salary and Bonus in Proportion to Total Compensation
Please see the section titled “Compensation Discussion and Analysis” starting on page 25 for an explanation of the amount of salary, bonus and other compensation elements in proportion to total compensation.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2014. There are no outstanding options.

		Stock Awards
Name		Number of Shares of Stock That Have Not Vested (#) (1)(2)	Market Value of Shares of Stock That Have Not Vested ($) (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (3)(4)
	Mr. Bassham	86,867	2,467,891	107,710	3,060,041
	Mr. Shay	30,267	859,885	28,846	819,515
	Mr. Heidtbrink	39,136	1,111,854	51,138	1,452,831
	Ms. Humphrey	19,091	542,375	23,129	657,095
	Mr. Deggendorf	16,109	457,657	18,503	525,670

(1)	Includes reinvested dividends on restricted stock that carry the same restrictions.

(2)
Reflects the time-based restricted stock grants that were not vested as of December 31, 2014. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2014. Also included are the 2012-2014 performance share awards, which, as of December 31, 2014, were earned, but had not yet vested.

Name		Grant Date	Vesting Date	Number of Shares That Have Not Vested
	Mr. Bassham	March 2, 2012 (a)	March 3, 2015	6,272
		March 2, 2012	March 3, 2015	27,837
		June 1, 2012 (a)	March 3, 2015	1,553
		June 1, 2012	March 3, 2015	6,821
		June 1, 2012 (a)	March 3, 2015	1,255
		June 1, 2012	June 1, 2015	5,512
		March 5, 2013	March 7, 2016	19,945
		March 3, 2014	March 3, 2017	17,672
	Mr. Shay	August 18, 2010	August 18, 2015	6,428
		March 2, 2012 (a)	March 3, 2015	2,534
		March 2, 2012	March 3, 2015	11,247
		March 5, 2013	March 7, 2016	4,909
		March 3, 2014	March 3, 2017	5,149
	Mr. Heidtbrink	March 2, 2012 (a)	March 3, 2015	2,154
		March 2, 2012	March 3, 2015	9,561
		June 1, 2012 (a)	March 3, 2015	1,772
		June 1, 2012	March 3, 2015	7,786
		March 5, 2013	March 7, 2016	9,538
		March 3, 2014	March 3, 2017	8,325
	Ms. Humphrey	March 2, 2012 (a)	March 3, 2015	2,028
		March 2, 2012	March 3, 2015	8,998
		March 5, 2013	March 7, 2016	3,927
		March 3, 2014	March 3, 2017	4,138
	Mr. Deggendorf	March 2, 2012 (a)	March 3, 2015	1,774
		March 2, 2012	March 3, 2015	7,873
		March 5, 2013	March 7, 2016	3,436
		March 3, 2014	March 3, 2017	3,026

(a)	Represents the 2012-2014 performance share awards, which, as of December 31, 2014, were earned, but had not yet vested.
(3)    The value of the shares is calculated by multiplying the number of shares by the closing market price ($28.41) as of December 31, 2014.

(4)
Reflects the performance share awards, at target, that were outstanding as of December 31, 2014. The value of the shares is calculated by multiplying the number of shares by the closing market price ($28.41) as of December 31, 2014. The following table provides, by performance period for each NEO, the number of performance shares for each of the outstanding grants as of December 31, 2014.

Name		Performance Period	Number of Shares (a)
	Mr. Bassham	2013-2015	56,100
		2014-2016	51,610
	Mr. Shay	2013-2015	13,807
		2014-2016	15,039
	Mr. Heidtbrink	2013-2015	26,828
		2014-2016	24,310
	Ms. Humphrey	2013-2015	11,046
		2014-2016	12,083
	Mr. Deggendorf	2013-2015	9,665
		2014-2016	8,838

(a)	The number of shares actually earned for each applicable performance period is determined shortly following the end of the performance period based on achievement of the performance objectives.

OPTION EXERCISES AND STOCK VESTED
We have omitted the “Option Awards” columns from the following table, because none of our NEOs have options.

Name		Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
	Mr. Bassham	35,000	952,522
	Mr. Shay	27,303	732,006
	Mr. Heidtbrink	14,987	408,616
	Ms. Humphrey	14,271	389,096
	Mr. Deggendorf	12,371	337,293

(1)
Awards of time-based restricted stock, plus reinvested dividends, vested on March 4, 2014 and August 18, 2014. Shares earned on reinvested dividends on time-based restricted stock that had previously vested, vested on March 20, 2014. Common stock was paid on March 4, 2014, on performance shares earned for the 2011-2013 performance period. The following table provides detail for each of these vesting and payment events.

		Vesting or Payment Date	Restricted Stock Vesting	Reinvested Dividends Vesting	Stock Paid on Performance Shares	Value on Vesting or Payment Date(1)($)
	Mr. Bassham	March 4, 2014	11,251	1,298		328,909
		March 4, 2014	5,865	612		169,762
		March 4, 2014			15,807	449,472
		March 20, 2014		110		2,884
		March 20, 2014		57		1,495
	Mr. Shay	March 4, 2014	9,812	1,132		286,842
		March 4, 2014			9,950	282,928
		March 20, 2014		96		2,517
		August 18, 2014	5,385	928		159,719
	Mr. Heidtbrink	March 4, 2014	7,006	808		204,805
		March 4, 2014			7,104	202,002
		March 20, 2014		69		1,809
	Ms. Humphrey	March 4, 2014	6,672	769		195,029
		March 4, 2014			6,765	192,363
		March 20, 2014		65		1,704
	Mr. Deggendorf	March 4, 2014	5,783	667		169,055
		March 4, 2014			5,864	166,743
		March 20, 2014		57		1,495

(1)
For restricted stock, the value on vesting or payment is the number of shares vested or paid multiplied by the average of the high and low stock prices on the applicable vesting or payment date. For performance shares, the value on vesting or payment is the number of shares vested or paid multiplied by the closing stock price of the business day immediately preceding the date of payment. At the time of vesting or payment, dividend equivalents were paid in cash to Mr. Bassham ($41,019), Mr. Shay ($25,820), Mr. Heidtbrink ($18,435), Ms. Humphrey ($17,555) and Mr. Deggendorf ($15,217). The following table provides the applicable stock price.

Vesting or Payment Date	Stock Price ($)
March 3, 2014	25.84
March 4, 2014	26.21
March 20, 2014	26.22
August 18, 2014	25.30

PENSION BENEFITS
In the table below, the present value of the accumulated benefits under the Pension Plan and SERP with respect to each listed officer is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2014, or age 62 (for Old Retirement Plan participants, the earlier of age 62 or when the sum of age and years of service equal 85); full vesting of accumulated benefits; a discount rate of 4.15 percent; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Name		Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	Mr. Bassham	Management Pension Plan	9.0	325,377	—
		Supplemental Executive Retirement Plan	9.0	555,891	—
	Mr. Shay	Management Pension Plan	4.0	116,435	—
		Supplemental Executive Retirement Plan	4.0	127,143	—
	Mr. Heidtbrink (1)	Management Pension Plan	6.0	821,553	—
		Supplemental Executive Retirement Plan	6.0	240,728	—
	Ms. Humphrey	Management Pension Plan	7.9	181,591	—
		Supplemental Executive Retirement Plan	7.9	112,664	—
	Mr. Deggendorf (2)	Management Pension Plan	12.5	608,638	—
		Supplemental Executive Retirement Plan	12.5	328,044	—

(1)
Mr. Heidtbrink was a GMO employee prior to its acquisition by Great Plains Energy in 2008. Mr. Heidtbrink ceased accruing benefits under the GMO pension plan as of the acquisition date, and started accruing benefits under the Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management pension plan reflects both his frozen GMO pension plan benefit and his Pension Plan benefit.

(2)
Mr. Deggendorf was previously a GMO employee, but had left its employ prior to its acquisition by Great Plains Energy in 2008. Mr. Deggendorf ceased accruing benefits under the GMO pension plan as of his separation from GMO, and once he became an officer of Great Plains Energy, began accruing benefits under the management Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management Pension Plan reflects both his frozen GMO pension plan benefit and his Great Plains Energy management Pension Plan benefit.

Our NEOs participate in the Pension Plan and the SERP. In 2007, our non-union employees were given a one-time election to remain under the existing terms of the Pension Plan (the “Old Retirement Plan”), or to elect a new retirement program (the “New Retirement Plan”) that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Mr. Deggendorf elected to remain under the Old Retirement Plan; Mr. Bassham and Ms. Humphrey elected the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007, and were automatically enrolled in the New Retirement Plan. We note the differences between the Old Retirement Plan and the New Retirement Plan below.

Pension Plan
The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan for non-union employees hired or rehired on or before December 31, 2013. Benefits under the Pension Plan are based on the employee’s years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Employees may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3 percent for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan.
Employees, such as Mr. Bassham and Ms. Humphrey, who elected the New Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Messrs. Heidtbrink and Shay have benefits only under the New Retirement Plan. Participants in the New Retirement Plan earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the New Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5 percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5 percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the New Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph.
SERP
The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the Pension Plan. Participants under the New Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). All of our NEOs have elected to receive their benefits in a lump sum upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.
NONQUALIFIED DEFERRED COMPENSATION

Name		Executive Contribution in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE (4) ($)
	Mr. Bassham	50,000	34,400	41,346	—	605,207
	Mr. Shay	80,000	30,419	19,647	—	344,323
	Mr. Heidtbrink	—	—	—	—	—
	Ms. Humphrey	51,577	18,425	18,561	107,084	195,339
	Mr. Deggendorf	80,897	1,827	5,874	80,871	135,487

(1)
The entire amount shown for each NEO is included in the 2014 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table on page 45. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2014 (whether paid in 2014 or 2015). The amounts of 2014 salary deferred are: Mr. Bassham, $50,000; Mr. Shay, $48,000; Ms. Humphrey, $41,628; and Mr. Deggendorf, $60,894. The amounts of 2014 deferred non-equity incentive plan compensation are: Mr. Shay, $32,000; Ms. Humphrey, $9,949 and Mr. Deggendorf, $20,003.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bassham, $20,650; Mr. Shay, $9,805; Ms. Humphrey, $9,273; and Mr. Deggendorf, $2,927.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Mr. Bassham, $108,670 (2013) and $84,288 (2012); Mr. Shay, $84,146 (2013) and $62,303 (2012); Ms. Humphrey, $104,444 (2013) and $106,067 (2012); and Mr. Deggendorf, $127,323 (2013) and $117,612 (2012).

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Mr. Deggendorf, who is under the Old Retirement Plan, and for those participants, such as Messrs. Bassham and Shay and Ms. Humphrey, who are under the New Retirement Plan. Old Retirement Plan participants may defer up to 50 percent of base salary and 100 percent of awards under annual incentive plans. The DCP provides for a matching contribution in an amount equal to 50 percent of the first 6 percent of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant’s account under our 401(k) Plan, as described in the section titled “Compensation Discussion and Analysis” starting on page 25. For New Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on the Company’s weighted average cost of capital. The rate was set at 7.7 percent for 2014, and is 7.6 percent for 2015. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are to be paid to them: either at a specified date, or upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our NEOs are eligible to receive payments in connection with termination of their employment, as explained in this section.
Payments under Change in Control Severance Agreements
We have Change in Control Severance Agreements (“Change in Control Agreements”) with each of our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a “Change in Control” or within a “protected period.” Generally, a “Change in Control” occurs if:

•	any person (as defined by SEC regulations) becomes the beneficial owner of at least 35 percent of our outstanding shares of common stock or of the combined voting power of our outstanding securities;

•	a change occurs in the majority of our Board;

•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or

•
a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

A “protected period” starts when:

•	we enter into an agreement that, if consummated, would result in a Change in Control;

•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

•	any person (as defined by SEC regulations) becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or

•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.
The protected period ends when the Change in Control transaction is consummated, abandoned or terminated.
The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change in control arrangements effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive’s compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.
Our change in control arrangements are “double trigger,” meaning that acceleration of vesting is not awarded upon a change in control, unless the NEO’s employment is terminated by the Company involuntarily (other than for cause) or by such NEO for good reason (generally explained below) within two years of a Change in Control or protected period. We believe this structure provides a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.
The benefits under the Change in Control Agreements depend on the circumstances of termination. The benefits are greater if the employee is not terminated for “Cause,” or if the employee terminates employment for “Good Reason.” “Cause” includes:

•	a material misappropriation of any funds, confidential information or property;

•	the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

•	willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

•	gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).
An employee has “Good Reason” to terminate employment if:

•
there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period”;

•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);

•	there is any reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period”;

•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period”; or

•	the Company fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the Change in Control Agreements.
Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee’s employment, and six months after, is in direct competition with the business of the Company or its affiliates within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).
Change in Control with Termination of Employment
The following table sets forth our payment obligations under the Change in Control Agreements, existing awards of restricted stock and performance shares, SERP and DCP under the circumstances specified upon a termination of employment for our NEOs.The amounts shown in the table for each NEO are based on the following assumptions: (i) that the termination took place on December 31, 2014 and

(ii) that the NEO was paid for all salary earned through the date of termination. Please refer to the “Pension Benefits” section for information regarding benefits available under the Pension Plan.

Benefit	Mr. Bassham ($)	Mr. Shay ($)	Mr. Heidtbrink ($)	Ms. Humphrey ($)	Mr. Deggendorf ($)
Two Times Salary (1)	1,317,120	863,552	957,180	693,808	608,936
Two Times Bonus (2)	927,922	550,792	505,440	253,608	320,558
Annual Bonus (3)	463,961	275,396	252,720	126,804	160,279
DCP payment (4)	628,372	357,016	—	74,818	20,465
SERP payment (5)	385,118	161,777	166,774	65,292	227,266
Additional Retirement Benefits (6)	479,503	364,400	455,215	335,177	299,968
Performance Share Awards Vesting (7)	3,210,258	858,671	1,524,321	688,469	551,500
Restricted Stock Vesting (8)	2,209,928	787,933	1,000,293	484,760	407,282
Health and Welfare (9)	53,013	52,326	50,052	23,489	49,526
Accrued Vacation Payout	50,658	33,214	46,018	26,685	23,421
Tax Gross-Up (10)	3,045,826	1,429,140	1,836,844	1,090,400	818,359
Total	12,771,679	5,734,217	6,794,857	3,863,310	3,487,560

(1)	The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.

(2)	The NEOs receive two times their average annualized annual incentive compensation awards.

(3)
The Change in Control Agreements provide for a bonus at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change in Control occurs, prorated for the number of days employed in the year in which the Change in Control occurred.

(4)
Because the NEOs are “specified employees” under Internal Revenue Code Section 409A, payments triggered by a separation from service are delayed to the first business day of the seventh month after the month in which separation from service occurs. Thus, the amounts shown for them reflect their DCP account balances as of December 31, 2014, plus interest on the balances to the July 1, 2015 payment date for those portions to be paid as of the date of separation from service. Mr. Heidtbrink had no deferred compensation as of December 31, 2014.

(5)
All of our NEOs included in this table have elected to have their SERP benefits paid in a lump sum upon separation from service. The amounts shown on this line reflect the benefits payable under the SERP as of a July 1, 2015 payment date, reflecting the required Section 409A delay; the additional benefit arising from additional years of service credited upon a Change in Control is provided on the next line.

(6)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP.

(7)
In the event of a “change in control” (which is consistent with the definition of a Change in Control in the Change in Control Agreements) and termination of employment without Cause or for Good Reason, our LTIP provides that all performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $28.41 closing price of our stock on December 31, 2014, plus accrued cash dividends.

(8)
In the event of a Change in Control and termination of employment without Cause or for Good Reason, our LTIP provides that all restrictions on restricted stock grants are removed. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of December 31, 2014, plus reinvested dividends carrying the same restrictions, valued at the $28.41 closing price of our stock on December 31, 2014.

(9)
The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals, as well as $15,045 payable for financial services.

(10)
Because these officers’ Change in Control Agreements were entered into before August 2013, they provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Retirement
Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, and the SERP and DCP benefits discussed above, among other benefits. Please refer to the “Pension Benefits” section starting on page 53 for information regarding benefits available under the Pension Plan.
Performance share and restricted stock awards are forfeited upon retirement, unless the Board took other action in its sole discretion. Retirees are eligible for a prorated portion of annual incentive plan awards. There would have been no proration for a December 31, 2014 retirement, and the amounts of the 2014 awards are set out in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 45.
Death or Disability
In the event of death or disability, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the “Pension Benefits” section starting on page 53 for information regarding benefits available under the Pension Plan. In addition, the outstanding performance share, restricted stock and annual incentive plan awards would have been payable as described in the “Retirement” section above. We also currently provide a survivor benefit to the beneficiaries of all active and retired employees, payable upon the employee’s death. The survivor benefit is $10,000 for active employees and $5,000 for retired employees.
Resignation or Termination
In the event of resignation or termination, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the “Pension Benefits” section for information regarding benefits available under the Pension Plan. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would have terminated, unless the Board took other action in its sole discretion.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 2 on the Proxy Card
The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investors’ views of the Company’s executive compensation program. As a result, and in accordance with SEC rules, we annually provide shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described in the “Executive Compensation” section starting on page 45 of this proxy statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our shareholders and the Committee plans to consider this vote when making future compensation decisions.
As discussed in the “Executive Compensation” section of this Proxy Statement, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company’s business objectives and maximizing shareholder value. Based on last year’s say-on-pay proposal, which was approved by approximately 92 percent of the shareholders voting on the matter, we believe that our shareholders agree that the Company’s compensation programs are reasonable and appropriate.
We believe our 2014 executive compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

•
Committee Structure. The Committee is solely comprised of independent directors, and the Committee retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program.

•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer is expected to hold a level of at least five times base salary. Other executive officers, including the NEOs, are expected to hold either two or three times their respective base salaries.

•
Clawback Policy. We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company’s financial statements for a period of up to three years.

•	Risk Assessment of Compensation Plans. We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

•
Change in Control Benefit Triggers. Our Change in Control Severance Agreements have a “double trigger” and require both a change in control and termination of employment prior to the payment of severance benefits, if any.

•	Anti-Hedging Policy. Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities.

•	No Employment Contracts. We do not have employment contracts with any of our executive officers, including the NEOs.

•
CEO and Executive Officer Succession Planning. The Board, including members of the Committee, reviews the CEO and executive officer succession planning process on an annual basis. The succession planning process ensures that potential internal candidates are identified and developed before any potential vacancy occurs. The process addresses both short- and long-term succession potential needs.

•	No Dividend Payments for Unvested Performance Shares. Dividends are not paid on unvested performance shares, unless and until such shares vest.

•	Modest Perquisites. We provide modest perquisites that we believe have a sound benefit to the Company.
The Board strongly endorses our compensation program and recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Executive Compensation section of this Proxy Statement.”
The Board of Directors unanimously recommends a vote FOR the approval of the Company’s 2014 executive compensation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
Item 3 on the Proxy Card
Deloitte & Touche has acted as our independent public accountants since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2015, subject to ratification by the shareholders of the Company. Representatives from Deloitte & Touche are expected to be present at the

Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will reconsider the selection of the independent public accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Company provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.
Fees paid to Deloitte & Touche
The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2014 and 2013, and for other services rendered during 2014 and 2013 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2014	2013
Audit Fees	$1,963,240	$2,299,599
Audit-Related Fees	40,340	98,930
Tax Fees	23,600	63,957
All Other Fees	-	2,500
Total Fees:	$2,027,180	$2,464,986
Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.
Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.
All Other Fees: Consist of fees for all other services other than those described above.
The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accountants for 2015.
SHAREHOLDER PROPOSAL
Item 4 on the Proxy Card
Shareholder Proposal
The proponents of the shareholder proposal described below notified the Company of their intention to present the proposal for consideration and action at the Annual Meeting. The name and address of the proponents and the number of shares the proponents hold will be furnished by the Corporate Secretary of the Company upon receipt of any telephonic or written request for such information. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponents.

WHEREAS,

•
The United Nations’ 2014 Synthesis Report states that “Continued emission of greenhouse gases will cause ... long-lasting changes in all components of the climate system, increasing the likelihood of severe, pervasive and irreversible impacts for people and ecosystems.” The report found that to avoid or mitigate the worst impacts of climate change, “the share of low-carbon electricity supply ... increases from the current share of approximately 30% to more than 80% by 2050, and fossil fuel power generation ... is phased out almost entirely by 2100.”

•
The Midwest is vulnerable to extreme weather intensified by climate change: “in 2011, 11 of the 14 weather events with damages of more than $1 billion affected the Midwest. Several types of extreme weather events have already increased in frequency and/or intensity due to climate change, and further increases are projected.” (3rd National Climate Assessment, Midwest Chapter, 2014)

•
The Midwest will likely “experience an additional 7 to 26 days above 95°F each year by mid-century” (Risky Business 2014), and “increased demand for cooling by the middle of the century is predicted to exceed 10 gigawatts ... requiring more than $6 billion in infrastructure investments.” (3rd National Climate Assessment, Midwest Chapter, 2014)

•
Coal fired power plants are a significant, disproportionate source of U.S. carbon emissions. Electric power accounts for 32% of U.S. carbon pollution, and “though coal accounts for about 75% of CO2 emissions from the [electric power] sector, it represents about 39% of the electricity generated in the United States.” (EPA 2014)

•
Great Plains Energy’s subsidiary Kansas City Power & Light (KCP&L) generates 85% of the power it sells from coal (KCP&L website). This is the 15th highest rate of coal generation of U.S. electric power producers, resulting in the 20th highest level of carbon emissions of U.S. electric power producers. (Ceres, Benchmarking Air Emissions, 2014)

•
A study of companies in the S&P 500 found that “Setting a clear and ambitious carbon reduction target can trigger a cascade of positive results. A target provides an important internal signal of a company’s commitment to doing its part. Companies that set ambitious carbon reduction targets deliver larger emission reductions with higher financial returns than companies without such targets.” (Carbon Disclosure Project (CDP), The 3% Solution, 2013)

•
A second study found that companies with the most robust climate reporting saw higher returns on equity, larger dividends, and lower volatility than peers with partial or no carbon disclosure or reporting. (CDP, “Climate Action and Profitability”, 2014)

RESOLVED: Shareholders request that Great Plains Energy adopt quantitative, time bound, carbon dioxide reduction goals to reduce the company’s corporate carbon emissions, and issue a report by September 1, 2015, at reasonable cost and omitting proprietary information, on its plans to achieve the carbon reduction goals it sets.

Opposing Statement
The Board of Directors recommends a vote AGAINST the shareholder proposal.
The Board of Directors is committed to environmental stewardship as part of the Company’s legal obligation to serve customers by providing reliable power at a reasonable cost. Selecting the appropriate mix of generation resources requires the balancing of operational and fiscal decisions under rapidly shifting market and regulatory conditions. While the Company is moving to a more balanced, cleaner generation portfolio, your Board and management make these decisions on behalf of all of the Company’s stakeholders and believe that it would be imprudent to constrain their flexibility. Therefore, the Board has concluded that the proposal is not in the best interest of our shareholders and urges you to vote AGAINST.
This shareholder proposal seeks to place arbitrary limitations on the Company’s operations in ways that are potentially redundant or inconsistent with current and/or future regulatory requirements. For many years, the Company has employed a very robust oversight and resource planning process that evaluates the impact of future carbon dioxide regulations. All major resource planning decisions such as coal plant retirements, additional environmental control equipment investments and renewable energy investments are thoroughly evaluated under a wide range of projected carbon dioxide restrictions. This process is undertaken on an annual basis, reflecting the ever changing nature of environmental regulation. Establishing a set carbon dioxide reduction goal would not likely result in an optimum overall resource plan that takes into consideration all relevant drivers and risks.
As a result of the Company’s robust resource planning process, on January 20, 2015, the Company announced that during the 2016-2021 time period, certain units at three of its smaller, older power plants will cease burning coal totaling 700 megawatts of coal-fired generation. This decision furthers the Company’s commitment to a sustainable energy future and balanced generation portfolio. After evaluating options for future environmental regulation compliance, ceasing coal use at these plants is the most cost effective and a cleaner option for our shareholders and customers.
The decision comes in part as a result from recent Environmental Protection Agency (“EPA”) regulations, which would require the Company to make significant environmental upgrades in the coming years in order to continue burning coal at these power plants. While retrofitting our largest, newer coal-fired power plants was the most cost-effective way to comply with environmental regulations, the same cannot be said for the older, small units. These are decisions that are best made by the Company and its

Board and not mandated by a group of shareholders focused on an issue that is part of a broader and detailed decision-making process.
The Company has and will continue to be a leader in environmental sustainability. The Company also recently announced its decision to build a network of more than 1,000 electric vehicle charging stations across the region, the first and largest electric vehicle charging station installation by an electric utility in the United States. These charging stations are capable of supporting more than 10,000 electric vehicles and are part of the Company’s larger plan for environmental sustainability.
The Company has also made a commitment to dedicate five percent of its annual vehicle purchases to Plugin Electric Vehicle technology. This commitment is part of a nationwide effort led by Edison Electric Institute and the Chief Executive Officers of investor-owned utilities.
The Company has one of the largest renewable energy and largest per capita energy efficiency portfolios of any investor-owned utility in Missouri or Kansas.
Additionally, there are mandatory renewable energy standards in Missouri and Kansas. A Kansas law enacted in May 2009 requires Kansas public electric utilities to have renewable energy generation capacity equal to at least 10 percent of their three-year average Kansas peak retail demand by 2011, increasing to 15 percent by 2016 and 20 percent by 2020. A Missouri law enacted in November 2008 requires that by 2011 at least 2 percent of the electricity provided by Missouri investor-owned utilities to their Missouri retail customers to come from renewable resources, including wind, solar, biomass and hydropower, increasing to 5 percent in 2014, 10 percent in 2018, and 15 percent in 2021, with a small portion required to come from solar resources. The Company was the only investor-owned utility in either Kansas or Missouri to support both mandatory renewable energy standards.  In addition, the Company has added approximately 400 MWs of wind capacity to its energy portfolio which will increase the Company’s total renewable portfolio to approximately 1,000 MWs of wind, hydroelectric, solar and landfill gas power. This renewable portfolio exceeds the Missouri and Kansas requirements through 2033 and 2023, respectively.
The Company is in a highly regulated industry and as a result, is subject to numerous federal, state, and local environmental laws and regulations, including proposed regulatory guidelines, seeking to reduce emissions from coal units. In June 2014, the EPA proposed its Clean Power Plan which sets emission guidelines for states to follow in developing plans to address greenhouse gas emissions from existing fossil fuel-fired electric generating units. The EPA has proposed an interim CO2 goal rate reduction in Kansas and Missouri (average of 2020-2029) of 19 percent and 17 percent, respectively, and 2030 targets in Kansas and Missouri of 23 percent and 21 percent, respectively. The baseline for these reductions are 2012 CO2 emissions adjusted by the EPA in the proposed rule. This potential EPA regulation is one of many future and current environmental regulations that the Company evaluates as part of its ongoing resource planning process.
Complying with these government mandates is costly and the recovery of the related expense is deferred until approved by regulators. Failure to timely recover the full investment costs of renewable energy and energy efficiency programs, other utility costs and expenses due to regulatory disallowances, regulatory lag or other factors could negatively impact our operating results to the detriment of our shareholders.
The adoption of further goals and reporting mandates would be duplicative of, or inconsistent with, this existing framework and resource planning process. The Company’s commitment to meeting applicable emissions regulations renders the adoption of the shareholder proposal unnecessary.

Vote Required for Approval
The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the shareholder proposal. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
The Board of Directors recommends a vote AGAINST the shareholder proposal.
AUDIT COMMITTEE REPORT
The Audit Committee is currently comprised of seven independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2014 included the following:

•	reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

•
discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committee; and

•
received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee

Thomas D. Hyde, Chair David L. Bodde Randall C. Ferguson, Jr. Gary D. Forsee Scott D. Grimes Ann D. Murtlow John J. Sherman

OTHER BUSINESS
Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Ellen E. Fairchild Vice President, Chief Compliance Officer and Corporate Secretary

GREAT PLAINS ENERGY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86672-P60955

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREAT PLAINS ENERGY INCORPORATED

Vote on Directors

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01)	Terry Bassham	06)	Thomas D. Hyde
02)	David L. Bodde	07)	James A. Mitchell
03)	Randall C. Ferguson, Jr.	08)	Ann D. Murtlow
04)	Gary D. Forsee	09)	John J. Sherman
05)	Scott D. Grimes	10)	Linda H. Talbott

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the 2014 compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2015.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion.

Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THANK YOU FOR VOTING!

Great Plains Energy Incorporated

Annual Meeting of Shareholders
May 5, 2015
10:00 a.m. Central Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M86673-P60955

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015

The undersigned hereby appoints Terry Bassham and Ellen E. Fairchild, and each or either of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Great Plains Energy's Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board.

Confidential Voting Instructions to Great-West Trust Company, LLC, and its successors, as Trustee under the Great Plains Energy Incorporated 401(k) Savings Plan.

I hereby direct the Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to my account in the Plan shall be exercised at the Annual Meeting of Shareholders on May 5, 2015, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1-4 and on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Items 2 and 3 and AGAINST Item 4.

Continued and to be signed on reverse side